                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                   ACTV, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per exchange Act Rules 14a-6 (i) (1) and 0-11.

(1)      Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
(5)      Total fee paid:

-------------------------------------------------------------------------------
[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

-------------------------------------------------------------------------------
(2)      Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------
(3)      Filing Party:

-------------------------------------------------------------------------------
(4)      Date Filed:

-------------------------------------------------------------------------------

                                   ACTV, INC.
                           1270 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020

                               -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 19, 2000

                               -------------------

TO THE STOCKHOLDERS OF ACTV, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of ACTV, Inc. (the "Company") will be held at the Warwick Hotel, 65 West 54th Street, New York, New York 10019 on May 19, 2000, at 9:30 a.m., local time for the following purposes:

         1. To elect two Class I directors to hold office for a term of three years;

         2. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, $.10 par value per share, from 65,000,000 to 200,000,000;

         3.       To approve the adoption of the Company's 2000 Stock Incentive
                  Plan;

         4. To ratify the appointment of Deloitte & Touche, LLP, as the Company's independent certified public accountants for the ensuing year; and

         5. To act upon such other business as may properly come before the Meeting or any adjournment thereof.

         Only Stockholders of record at the close of business on March 31, 2000 are entitled to notice of and to vote at the Meeting and any adjournments thereof.

         In order to ensure the presence of a quorum at the Meeting, it is important that Stockholders representing a majority of the voting power of all stock outstanding be present in person or represented by their proxies. Therefore, whether you expect to attend the Meeting in person or not, please vote your shares by proxy over the Internet (see the enclosed proxy card for instructions) or sign, fill out, date and promptly return the enclosed proxy card in the enclosed self-addressed, postage-paid envelope. If you attend the Meeting and prefer to vote in person, you can revoke your proxy.

         In addition, please note that abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal.

Dated: April 7, 2000                  By Order of the Board of Directors,


                                      /s/ WILLIAM C. SAMUELS
                                        ------------------------------------
                                      William C. Samuels
                                      Chairman and Chief Executive Officer

                                   ACTV, INC.
                           1270 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020

                             ----------------------

                                 PROXY STATEMENT
                             -----------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                 To Be Held at 9:30 a.m., at the Warwick Hotel,
                  65 West 54th Street, New York, New York 10019
                                 on May 19, 2000

         This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of ACTV, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at 9:30 a.m. at the Warwick Hotel, 65 West 54th Street, New York, New York 10019 on May 19, 2000, and at any adjournments thereof. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Chairman of the Board of Directors of the Company written notice of the revocation, by submitting a proxy bearing a later date, or by attending the Meeting and voting. This Proxy Statement, the accompanying Notice of Meeting and form of proxy have been first sent to the Stockholders on or about April 19, 2000.

         All properly executed, unrevoked proxies on the enclosed form, if returned prior to the Meeting, will be voted in the manner specified by the Stockholder. If no specific instruction is given, the shares represented by the proxy will be voted in accordance with the Board of Directors' recommendations.

         In addition, please note that abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal.

                             OWNERSHIP OF SECURITIES

         Only Stockholders of record at the close of business on March 31, 2000, the date (the "Record Date") fixed by the Board of Directors in accordance with the Company's By-Laws, are entitled to vote at the Meeting. As of the Record Date, there were 49,685,396 issued and outstanding shares of common stock, $.10 par value per share (the "Common Stock").

         Each outstanding share of Common Stock is entitled to one vote on all matters properly coming before the Meeting. A majority of the shares of the outstanding Common Stock is necessary to constitute a quorum for the Meeting.

         The following table sets forth information as of the Record Date relating to the beneficial ownership of Common Stock by (1) each beneficial owner of 5% or more of outstanding Common Stock of the Company, based upon information filed by such owners with the Securities and Exchange Commission;
(2) each of the Company's directors; (3) each of the Company's named executive officers, as defined under the Securities Exchange Act of 1934; and (4) all directors and executive officers as a group. The table does not include options that have not vested or are not exercisable within 60 days of the Record Date:




                  NAME AND ADDRESS                        NUMBER OF             PERCENT
                  OF BENEFICIAL OWNER(1)                   SHARES (2)           OF CLASS
                  -------------------------               --------------------- ----------

                  Liberty Media Corporation               13,000,000(3)         23.8%

                  William C. Samuels                      3,337,475(4)          6.4%

                  David Reese                             1,656,667(5)          3.2%

                  Bruce J. Crowley                        929,133(6)            1.8%

                  Christopher C. Cline                    188,788(7)            *

                  Steven W. Schuster                      30,500(8)             *

                  William Frank                           16,500(9)             *

                  Melvyn Klein                                0                 0

                  All officers and directors as a         6,159,063             11.4%
                  group  (7 persons) (2-9)



*        Indicates less than 1% of the total shares outstanding.

(1) Unless otherwise indicated, the address of each beneficial owner is c/o ACTV, Inc., 1270 Avenue of the Americas, New York, New York 10020.
(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
(3) Includes options to purchase 5,000,000 shares which are presently exercisable or which become exercisable within 60 days of the Record Date. The address of Liberty Media Corporation is 8101 E. Prentice Avenue, Suite 500, Englewood, Colorado 80111.
(4) Includes options to purchase 2,209,000 shares which are presently exercisable or which become exercisable within 60 days of the Record Date.
(5) Includes options to purchase 1,479,334 shares which are presently exercisable or which become exercisable within 60 days of the Record Date.
(6) Includes options to purchase 757,666 shares which are presently exercisable or which become exercisable within 60 days of the Record Date.
(7) Includes options to purchase 16,334 shares which are presently exercisable or which become exercisable within 60 days of the Record Date. Additionally, Mr. Cline is the trustee of the Company's 401(k) Plan and votes the 144,899 shares included in the plan.
(8) Includes options to purchase 22,500 shares which are presently exercisable or which become exercisable within 60 days of the Record Date.
(9) Includes options to purchase 16,500 shares which are presently exercisable or which become exercisable within 60 days of the Record Date.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The By-Laws of the Company provide that the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III. At any Annual Meeting of Stockholders held after the initial election of all Classes of directors, successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three year term.

         Two Class I directors are proposed to be elected at the Meeting, each to hold office for a period of three years, or until such director's successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Unless such authority is withheld, it is intended that the accompanying proxy will be voted in favor of the two persons named below, each of whom are now serving as Class I Directors, unless the Stockholder indicates to the contrary on the proxy. The Company expects that each of the nominees will be available for election, but if neither of them is a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy or the number of directors to be elected at this time may be reduced by the Board of Directors.

Class I Director Nominees - Term Expiring 2003.

         Bruce Crowley, (42), Director since December 1995. Executive Vice President of the Company since October 1995 and President of HyperTV Networks, Inc., a subsidiary of the Company ("HyperTV Networks"), since December 1995. Mr. Crowley joined the Company as President - Distance Learning in October 1994. He had previously been employed by KDI Corporation. Mr. Crowley has a B.A. from Colgate University and an M.B.A. from Columbia University.

         Melvyn N. Klein, (57), Director since December 1999. He currently is a general partner of GKH Partners, L.P., an investment partnership. Mr. Klein is also a principal of Questor Management Company and director of Anixter International, Bayou Steel Corporation and Hanover Compressor Corporation. He received a B.A. from Colgate University and a J.D. from Columbia University.

Class II Incumbent Directors - Term Expiring 2001.

         David Reese, (43), Director since 1992. President and Chief Operating Officer since February 1999. Executive Vice President from November 1992 to February 1999 and President of ACTV Entertainment, Inc., a subsidiary of the Company ("ACTV Entertainment"), since November 1994. He has been employed by the Company since December 1988, and served as the Company's Vice President of Finance from September 1989 through November 1992. Mr. Reese is the chair of the advisory board of Pennsylvania State University's School of Information Science and Technology. He has a B.S. from Pennsylvania State University.

         Steven W. Schuster, (44), Director since May 1996. Mr. Schuster has been engaged in the practice of law for more than 16 years, since January 1996, as a partner with the law firm of McLaughlin & Stern LLP. From June 1993 to December 1995 he was a member of the law firm of Shane & Paolillo, P.C.
Mr. Schuster received his BA from Harvard University (1976) and his JD from New York University School of Law.

Class III Incumbent Directors - Term Expiring 2002.

         William C. Samuels, (57), Director since August 1989. Chairman of the Board since November 1994 and Chief Executive Officer since August 1993. In addition, Mr. Samuels is Chairman of the Board of both ACTV Entertainment and HyperTV Networks, each subsidiaries of the Company. From August 1989 to February 1999, Mr. Samuels also served as President of the Company. He is a trustee of Howard J. Samuels Institute at City College in New York, New York and is on the Board of Directors of the Council of Economic Priorities. Mr. Samuels received a J.D. from Harvard Law School and a B.S. from the Massachusetts Institute of Technology.

         William A. Frank, (50), Director since April 1996. He currently serves as the Chief Operating Officer of Cognitive Arts Corp., a position he has held since June 1997. Mr. Frank was formerly the Chief Executive Officer of Greenwich Entertainment Group ("Greenwich"), against which an involuntary bankruptcy petition was filed with the U.S. Bankruptcy Court in May 1997 and pursuant to which Greenwich was liquidated. From 1991 to 1996, he also served as Chairman of the Board of Directors of Corsearch, a data research company. Mr. Frank received a B.S. from the University of Missouri.

Stockholder Vote Required

         Election of each director requires the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION TO THE BOARD OF
           DIRECTORS OF THE COMPANY OF EACH OF THE DIRECTOR NOMINEES.

                             EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1999, December 31, 1998, and December 31, 1997, paid to the Company's Chief Executive Officer, and the three other most highly compensated executive officers (the "Named Executive Officers") at the end of the above fiscal years whose total compensation exceeded $100,000 per annum.




NAME AND PRINCIPAL POSITION                                                LONG-TERM COMPENSATION
---------------------------                                                ---------------------
                                                                                          SECURITIES
                                       ANNUAL COMPENSATION                 RESTRICTED     UNDERLYING      ALL OTHER
                                       -------------------                      STOCK    OPTIONS/SARS     COMPEN-
                                     YEAR         SALARY        BONUS          AWARDS    ------------     SATION
                                     ----         ------        -----      ----------         (1)         -------
William C. Samuels , Chairman,
Chief  Executive Officer (2)         1999       $295,000      $25,000      $3,123,376      0/0              $1,976,716
                                     1998       $293,269      $75,000                   525,000/0              $10,248
                                     1997       $250,000      $75,000                   0/100,000             $220,917
David Reese, President, Chief
Operating Officer  (3)               1999       $245,000      $34,410                      0/0                $900,254
                                     1998       $243,269      $42,500                   330,000/0
                                     1997       $200,000      $20,000                    0/50,000
Bruce Crowley, President,
HyperTV Networks, Inc. (4)           1999       $245,000      $37,000                      0/0                $692,250
                                     1998       $243,269      $35,000                   201,000/0
                                     1997       $200,000      $25,000                    0/10,000
Christopher Cline, Senior Vice
President - New Business
Development and Finance (5)          1999       $150,000       $5,000                   140,000/0             $704,733
                                     1998       $135,000      $35,000                    25,000/0
                                     1997       $133,461                                 0/20,000



(1) Does not include securities underlying additional options received during 1999 by certain Named Executive Officers pursuant to (i) an adjustment provision of options issued in previous years; (ii) the exchange of options for SARs surrendered; or (iii) the exchange of options for subsidiary common stock options surrendered. (See below for more detailed information.)

(2) Mr. Samuels has served as Chief Executive Officer of the Company since 1993, Chairman of the Board since 1994, and a Director of the Company since August 1, 1989. Mr. Samuels' "other compensation" for 1999 relates to the payment of life insurance premiums, the exercise of SARs, and the forgiveness of a loan made to purchase Common Stock. Of Mr. Samuels' other compensation for 1999, 99% was paid in the form of unregistered Common Stock. His other compensation for 1998 relates to the payment of life insurance premiums. His other compensation for 1997 relates to the payment of life insurance premiums and to the exercise of Stock Appreciation Rights ("SARs").

(3) Mr. Reese has been the Company's President and Chief Operating Officer since February 1999 and previously its Executive Vice President from November 1992. Mr. Reese has been President of ACTV Entertainment since

1994. Prior thereto he was the Company's Vice President of Finance from September 1989 through November 1992. His other compensation for 1999 relates to the payment of life insurance premiums, the exercise of SARs, and the forgiveness of a loan made to purchase Common Stock. Of Mr. Reese's other compensation for 1999, 99% was paid in the form of unregistered Common Stock. His other compensation for 1998 relates to the payment of life insurance premiums. His other compensation for 1997 relates to the payment of life insurance premiums and to the exercise of SARs.

(4) Mr. Crowley has been President of HyperTV Networks, Inc. since December 1995, and prior thereto, the Company's President, Distance Learning since October 1994. His other compensation for 1999 relates to the exercise of SARs, and the forgiveness of a loan made to purchase Common Stock. Of
Mr. Crowley's other compensation for 1999, 100% was paid in the form of unregistered Common Stock.

(5) Mr. Cline has been the Company's Senior Vice President - New Business Development and Finance since December 1999. Prior thereto, he was the Company's Chief Financial Officer since November 1993. His other compensation for 1999 relates to the exercise of SARs and the forgiveness of a loan made to purchase Common Stock. Of Mr. Cline's other compensation for 1999, 100% was paid in the form of unregistered Common Stock.

         OPTIONS GRANTS TO NAMED EXECUTIVE OFFICERS IN LAST FISCAL YEAR

         The following tables set forth certain information with respect to all outstanding stock options issued during 1999 to the Company's Named Executive Officers. The Company did not grant SARs to any Named Executive Officers in 1999.




                                  INDIVIDUAL GRANTS
                                 -------------------
                             NUMBER OF                                                       POTENTIAL REALIZABLE
                            SECURITIES   PERCENT OF TOTAL                                    VALUE AT ASSUMED
                            UNDERLYING   OPTIONS GRANTED                                   ANNUAL RATES OF PRICE
                               OPTIONS    TO EMPLOYEES IN    EXERCISE        EXPIRATION    APPRECIATION FOR OPTION
NAME                           GRANTED     FISCAL YEAR          PRICE              DATE             TERM
-----                     ------------    ---------------      ------        ----------    ------------------------
                                                                                                  5%            10%
William Samuels             998,000(1)                            1.50        12/31/03      $413,593       $913,933
                            837,000(1)                            1.60        12/31/06      $545,189     $1,270,522
                            300,000(1)                            1.50        12/31/03       $96,978       $208,845
                            250,000(2)                            1.50         3/14/07      $184,479       $444,316
Total                        2,385,000        35.7%               1.50                    $1,240,239     $2,837,616
David Reese                 596,000(1)                            1.50        12/31/03      $246,996       $545,796
                            526,000(1)                            1.60        12/31/06      $342,616       $798,440
                            189,000(1)                                        12/31/03       $61,096       $131,572
                            250,000(2)                            1.50         3/14/07      $105,477       $233,564
Total                        1,561,000        23.4%                                         $756,185     $1,709,372
Bruce Crowley               363,000(1)                            1.50        12/31/03      $150,435       $332,423
                            115,000(1)                                        12/31/03       $37,175        $80,057
                            320,000(1)                            1.60        12/31/06      $208,435       $485,743
Total                          798,000        12.0%                                         $396,045       $898,223
Christopher Cline              100,000                           $9.00         8/19/04      $248,653       $549,459
                                40,000                           $6.50         3/15/05       $88,425       $200,606




Total                          140,000         2.1%                                         $337,078       $750,065



         (1) Issued pursuant to anti-dilution provisions of stock options issued in prior years.

         (2) Granted with exchange provision in prior year by a subsidiary of the Company; during 1999 exchanged for options to purchase the Company's Common Stock.

         In September of 1999, the Company exchanged all of its outstanding SARs for stock options, issued pursuant to the Company's 1999 Stock Option Plan. Such options have the same exercise price and vesting dates as the SARs for which they were exchanged. The Company subsequently canceled its SAR plans.

         The following tables set forth for the Named Executive Officers certain information with respect to exercises of stock options and SARs during 1999 and year-end 1999 stock option and SAR holdings.



                                 SHARES                    NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                            ACQUIRED ON         VALUE      IN-THE-MONEY OPTIONS           IN-THE-MONEY OPTIONS
NAME                       EXERCISE (#)      REALIZED   (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)
----                       ------------      --------   ---------------------------    ---------------------------
William Samuels                                             2,028,000/1,089,000          $92,654,250/$49,753,688
David Reese                                                  1,332,333/686,667           $60,870,964/$31,372,099
Bruce Crowley                                                 671,666/414,334            $30,686,740/$18,929,885
Christopher Cline                 8,333       $13,333         173,001/160,667              $545,009/$6,147,806



    Aggregated SAR Exercises in Last Fiscal Year and SAR Year End Values (1)



                                 SHARES
                            ACQUIRED ON         VALUE  SARS AT FISCAL YEAR END        SARS AT FISCAL YEAR END
NAME                       EXERCISE (#)      REALIZED  (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)
----                       ------------      --------  ---------------------------    ---------------------------
William Samuels                 132,476      $521,625               0/0                           $0/$0
David Reese                     104,000      $409,500               0/0                           $0/$0
Bruce Crowley                   104,000      $341,250               0/0                           $0/$0
Christopher Cline                39,070      $597,520               0/0                           $0/$0


(1) The closing bid price of a share of the Company's Common Stock at December 31, 1999 was $45 11/16. The exercise price for all SARs was $1.50. The exercise prices of the options held by Named Executive Officers at December 31, 1999 range from $1.50 to $9.00.

Director Compensation

         Non-employee directors may be paid an honorarium for attending meetings of the Board of Directors of the Company, in an amount that management anticipates will not exceed $500 per meeting. There were no director fees paid in 1999.

EMPLOYMENT AND CONSULTING AGREEMENTS

         The Company and Mr. Samuels entered into an employment agreement in August 1995, as amended in October 1999. Mr. Samuels serves as Chairman of the Board and Chief Executive Officer of the Company. Under the amended agreement, Mr. Samuels will be paid a minimum annual salary of $295,000 and a bonus paid in cash and/or in unregistered securities equal to 2% of the increase over a twelve month period in the total market capitalization of the Company over the highest base upon which a bonus has been paid. Mr. Samuels' employment agreement contains non-competition provisions pursuant to which he agreed not to engage in a business that is competitive with the Company during the term of his employment agreement and for one year thereafter.

         Mr. Samuels holds fully vested options to purchase 2,028,000 shares of Common Stock at exercise prices of $1.50 and $1.60 per share as of year-end 1999. Mr. Samuels also holds options to purchase an aggregate of 1,089,000 shares of Common Stock at an exercise price of $1.50 and $1.60 per share, none of which were exercisable as of year-end 1999. Under certain circumstances, a portion of such option shares may be adjusted to avoid dilution. Mr. Samuels has also been granted options to purchase Class B common shares of certain of its subsidiaries. In December 1999, Mr. Samuels agreed to amend the exercise provisions of his options to purchase Class B common shares. The amendments to the Class B Options restrict Mr. Samuels' ability to exercise the Class B Options to allow exercise only in the event of a change in control.

         The Company and Mr. Reese entered into an employment agreement in August 1995, as amended in October 1999. Under the amended agreement, Mr. Reese will be paid a minimum annual base salary of $250,000. Mr. Reese's employment agreement contains non-competition provisions pursuant to which he agreed not to engage in a business that is competitive with the Company during the term of his employment agreement and for one year thereafter.

         Mr. Reese holds fully vested options to purchase 1,332,333 shares of Common Stock at exercise prices of $1.50 and $1.60 per share as of year-end 1999, and options to purchase 686,667 shares at exercise prices of $1.50 and $1.60 per share, none of which were vested as of year-end 1999. Under certain circumstances, a portion of such option shares may be adjusted to avoid dilution. The Company has also granted to Mr. Reese options to purchase Class B common shares of certain of its subsidiaries. In December 1999, Mr. Reese agreed to amend the exercise provisions of his options to purchase Class B common shares. The amendments to the Class B Options restricts Mr. Reese's ability to exercise the Class B Options to allow exercise only in the event of a change in control.

         The Company and Bruce Crowley entered into an employment agreement in December 1995, as amended in October 1999. Mr. Crowley has agreed to serve as President of HyperTV Networks at an annual base salary of $250,000. Mr. Crowley's employment agreement contains non-competition provisions pursuant to which he agreed not to engage in a business that is competitive with the Company during the term of his employment agreement and for one year thereafter.

         Mr. Crowley holds fully vested options to purchase 671,666 shares of common stock at exercise prices of $1.50 and $$1.60 as of year-end 1999 and options to purchase 414,334 shares of common stock at exercise prices of $1.50 and $1.60 per share, none of which were vested as of year-end 1999. Under certain circumstances, a portion of such option shares may be adjusted to avoid dilution. The Company has also granted to Mr. Crowley options to purchase Class B common shares of certain of its subsidiaries. In December 1999, Mr. Crowley agreed to amend the exercise provisions of his options to purchase Class B common shares. The amendments to the Class B Options restricts Mr. Crowley's ability to exercise the Class B Options to allow exercise only in the event of a change in control.

         Each of Mr. Samuels', Mr. Reese's, Mr. Cline and Mr. Crowley's employment contracts contain a change of control provision whereby, in certain circumstances, including the possibility that a person becomes the owner of 30% or more of the outstanding securities of the employer, the exercise price of all SARs is reduced to $.10 and the employee, at his option, shall receive a special compensation payment for the exercise cost of all vested options upon exercising those options any time within twelve months after the effective date of the change of control. Additionally, if any of Messrs. Samuels, Reese, Cline or Crowley is not retained upon the occurrence of such event, he will receive a bonus not to exceed 2.7 times his then current base salary.

         At the time of issuance, all options to the Company's employees were granted at an exercise price equal to or greater than the prevailing market price for the Company's Common Stock.

                            BOARD COMPENSATION REPORT

Executive Compensation Policy

         The Company's executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. In order to meet these goals, the Company's compensation policy for its executive officers focuses primarily on determining appropriate salary levels and providing long-term stock-based incentives. To a lesser extent, the Company's compensation policy also contemplates performance-based cash bonuses. The Company's compensation principles for the Chief Executive Officer are identical to those of the Company's other executive officers.

         Cash Compensation. In determining its recommendations for adjustments to officers' base salaries for fiscal 1999 the Company focused primarily on the scope of each officer's responsibilities, each officer's contributions to the Company's success in moving toward its long-term goals during the fiscal year, the accomplishment of goals set by the officer and approved by the Board for that year, the Company's assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of the Company's financial position. In certain situations, relating primarily to the completion of important transactions or developments, the Company may also pay cash bonuses, the amount of which will be determined based on the contribution of the officer and the benefit to the Company of the transaction or development.

         Equity Compensation. The grant of stock options and restricted stock to executive officers constitutes an important element of long-term compensation for the executive officers. The grant of stock options and restricted stock increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's Stockholders. The Board believes that stock options and restricted stock in the Company provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options and restricted stock also create an incentive for executive officers to remain with the Company for the long term. See "Stock Option Plans."

                COMPENSATION COMMITTEE AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors ("Committee") is responsible for making all compensation decisions with respect to the executive officers of the Company. The Committee consists of William Frank and Steven Schuster, both of whom were elected to the Committee in July 1998. In 1999, the Committee retained the independent compensation consulting firm of Lyons, Benenson & Company Inc. ("LB & Co.") to review and evaluate the Company's compensation structure and policies. Following that review, LB & Co. advised the Company that its compensation structure and policies are appropriate and competitive as compared with those of similarly situated companies.

Chief Executive Officer Compensation

         As indicated above, the factors and criteria upon which the compensation of William C. Samuels, the Chief Executive Officer, is based are identical to the criteria used in evaluating the compensation packages of the other executive officers of the Company. The Chief Executive Officer's individual contributions to the Company included his leadership role in establishing and retaining a strong management team, developing and implementing the

Company's business plans and attracting investment capital to the Company. In addition, the Company reviewed compensation levels of chief executive officers at comparable companies with the Company's industry.

Respectfully submitted,

William Samuels, Chairman
David Reese, Bruce Crowley, William Frank, Steven Schuster.

                           Corporate Performance Graph

         The following graph shows a comparison of cumulative total stockholder returns from December 31, 1994 through December 31, 1999 for the Company, the Nasdaq Stock Market-U.S. Index ("Nasdaq") and the Hambrecht & Quist Technology Index ("H&Q").



          DATES                ACTV, INC.        H&Q TECHNOLOGY        NASDAQ STOCK MARKET-U.S.
          -------------------- ----------------- --------------------- --------------------------

          Dec-94               100.00            100.00                100.00
          Jan-95               162.07            98.52                 100.53
          Feb-95               144.83            107.04                105.81
          Mar-95               137.93            111.89                108.95
          Apr-95               137.93            120.25                112.38
          May-95               134.48            124.53                115.29
          Jun-95               120.69            139.47                124.62
          Jul-95               103.45            152.19                133.77
          Aug-95               148.28            153.90                136.49
          Sep-95               144.17            157.53                139.63
          Oct-95               100.00            159.71                138.83
          Nov-95               89.66             102.02                142.09
          Dec-95               103.45            149.08                141.33
          Jan-96               132.74            151.27                142.04
          Feb-96               126.73            158.82                147.46
          Mar-96               124.14            151.87                147.95
          Apr-96               117.24            172.83                160.21
          May-96               106.90            175.41                167.56
          Jun-96               101.71            162.58                160.01
          Jul-96               118.95            145.84                145.76
          Aug-96               101.71            154.65                153.94
          Sep-96               86.21             172.48                165.70
          Oct-96               75.86             169.99                163.87
          Nov-96               89.66             190.01                174.04
          Dec-96               89.66             184.85                173.89
          Jan-97               82.76             204.63                186.23
          Feb-97               75.86             187.89                175.93
          Mar-97               56.88             176.11                164.46
          Apr-97               55.17             182.61                169.58
          May-97               49.99             210.06                188.79
          Jun-97               47.42             211.88                194.59
          Jul-97               41.38             245.93                215.10
          Aug-97               49.13             246.61                214.79
          Sep-97               40.52             256.69                227.52
          Oct-97               49.99             229.13                215.67
          Nov-97               47.42             226.72                216.81
          Dec-97               44.83             216.24                213.07
          Jan-98               47.42             230.11                219.82
          Feb-98               46.54             257.47                240.49
          Mar-98               44.83             259.58                249.36
          Apr-98               41.38             272.01                253.57
          May-98               51.72             252.17                239.49



          Jun-98               54.31             268.01                256.21
          Jul-98               67.24             264.60                253.22
          Aug-98               51.72             208.07                203.17
          Sep-98               56.03             238.12                231.37
          Oct-98               46.55             258.18                241.36
          Nov-98               100.00            288.85                265.78
          Dec-98               105.17            336.03                300.25
          Jan-99               167.24            381.98                343.91
          Feb-99               220.69            339.63                313.08
          Mar-99               313.79            365.84                335.86
          Apr-99               437.93            379.62                345.30
          May-99               424.14            384.81                337.34
          Jun-99               382.76            433.17                367.47
          Jul-99               377.59            426.72                362.12
          Aug-99               301.59            447.61                376.46
          Sep-99               384.34            457.77                375.85
          Oct-99               436.21            505.78                403.16
          Nov-99               601.72            591.21                446.17
          Dec-99               1,227.59          737.73                542.43




         The graph assumes that the value of the investment in the Company's Common Stock, Nasdaq and H&Q was $100 on December 31, 1994 and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock.

                   Stock Options and Stock Appreciation Rights

Stock Option Plans

         On August 9, 1989, the Board of Directors approved a 1989 Employee Incentive Stock Option Plan (the "1989 ISO Plan") and a 1989 Non-Qualified Stock Option Plan (the "1989 NQSO Plan" and collectively, with the 1989 ISO Plan, the "Plans") and on October 20, 1989, the Stockholders authorized and approved the adoption of the Plans. Michael J. Freeman is not eligible to participate in either Plan. The 1989 ISO Plan, which is administered by the Board of Directors, provides for the issuance of up to an aggregate of 100,000 shares of Common Stock upon exercise of options granted to key employees. The 1989 ISO Plan stipulates that the exercise price of options granted under the 1989 ISO Plan may not be less than the fair market value on the date of the grant and, from May 4, 1990, through May 4, 1992, could not be less than $5.50 per share. Options granted under the 1989 ISO Plan are not exercisable for a period longer than ten (10) years from the date of the grant. The 1989 ISO Plan generally provides that at the time of exercise of any option the purchase price must be delivered in cash, or at the option of the Board of Directors, or a committee designated by the Board to administer the 1989 ISO Plan, through delivery of shares of the Company's Common Stock equal in value to the option exercise price, or by a combination thereof. Options under the 1989 ISO Plan may be issued as "Incentive Stock Options" under federal tax laws. At of December 31, 1999, 96,500 options were granted under the 1989 ISO Plan (net of cancellations), of which 85,317 had been exercised.

         The 1989 NQSO Plan, which is administered by the Board of Directors, provides for the issuance of up to an aggregate of 100,000 shares of Common Stock upon exercise of options granted to employees, officers, directors, consultants and independent contractors. The 1989 NQSO Plan grants the Board the discretion to establish the option exercise price, and that the option exercise price may be less than fair market value at the time of the grant of the option. Options granted under the 1989 NQSO Plan shall expire on a date determined by the Board or the Committee, but in no event later than three months after the termination of employment or retainer. The 1989 NQSO Plan generally provides that the purchase price must be delivered in cash, or if permitted by the Board or the Committee, services rendered or by a combination thereof. At December 31, 1999, 91,500 options had been granted under the 1989 NQSO Plan (net of cancellations) of which 81,750 had been exercised.

         The Company's 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors in April 1996 and approved by the Stockholders in July 1996. The purpose of the 1996 Plan is to grant officers, employees and others who provide significant services to the Company a favorable opportunity to acquire Common Stock so that they have an incentive to contribute to its success and remain in its employ. Under the 1996 Plan, the Company is authorized to issue options for a total of 500,000 shares of Common Stock. At December 31, 1999, 483,484 options had been granted under the 1996 Plan (net of cancellations), of which 181,001 had been exercised.

         The Company's 1998 Stock Option Plan (the "1998 Plan") was adopted by the Board of Directors in April 1998 and approved by the Stockholders in June 1998. The purpose of the 1998 Plan is to grant officers, employees and others who provide significant services to the Company a favorable opportunity to acquire Common Stock so that they have an incentive to contribute to its success and remain in its employ. Under the 1998 Plan, the Company is authorized to issue options to purchase up to 900,000 shares of Common Stock. At of December 31, 1999, 830,501 options were granted under the 1998 Plan (net of cancellations), of which 87,167 had been exercised.

         The Company's 1999 Stock Incentive Plan (the "1999 Plan") was adopted by the Board of Directors on March 8, 1999. The 1999 Plan is intended to benefit the Stockholders of the Company by providing a means to attract, retain and reward individuals who can and do contribute to the longer-term financial success of the Company. Further, the recipients of stock-based awards under the 1999 Plan should identify their success with that of the Company's Stockholders and therefore will be encouraged to increase their proprietary interest in the Company. All directors, executive officers, employees, consultants and other persons who perform significant services for or on behalf of the Company are eligible to participate in the 1999 Plan.

         Under the 1999 Plan, the Company is authorized to issue options, subject to adjustment, to purchase up to 1,500,000 shares of Common Stock. The shares of Common Stock to be offered under the 1999 Plan shall not exceed the sum of (i) 1,500,000; (ii) any shares available for future awards under the Company's 1996 Plan and 1998 Plan as of the effective date of the 1999 Plan; and
(iii) any shares that are represented by awards previously granted whether under a prior plan of the Company or otherwise, which are forfeited, expire or are canceled without the delivery of shares or which result in the forfeiture of shares back to the Company.

         During 1999, the Company granted under the 1999 Plan options to purchase 1,451,500 shares of Common Stock (net of cancellations), of which 218,000 were consolidated into the 1999 Plan from them Company's Stock Appreciation Rights Plans. Options to purchase 10,000 shares of Common Stock under the 1999 Plan were exercised.

         As of December 31, 1999, the Company has also issued options to purchase shares of Common Stock at varying prices, expiring at dates from 1999 to 2006, that are not part of the Plans. These include options to (i) Mr. Samuels for 1,755,000 shares at $1.50 per share and options for 1,362,000 shares at $1.60 per share; (ii) Mr. Reese for 1,176,000 shares at $1.50 per share and 856,000 shares at $1.60 per share; (iii) Mr. Crowley for 564,000 shares at $1.50 per share and 521,000 shares at $1.60 per share; and (iv) Mr. Cline for 8,334 shares at $1.50 per share.

1992 and 1996 Stock Appreciation Rights Plan

         The Company's 1992 Stock Appreciation Rights Plan (the "1992 SAR Plan") was approved by the Company's Stockholders in December 1992. The Company 1996 Stock Appreciation Rights Plan (the "1996 SAR Plan") was approved by the Company's Stockholders in July 1996. Both the 1992 SAR Plan and the 1996 SAR Plan provides a means whereby employees, officers, directors, consultants and independent contractors may acquire the right to participate in the appreciation of the Common Stock of the Company pursuant to "SARs". Subject to adjustment, the aggregate number of SARs that may be granted under the 1992 SAR Plan shall not exceed 900,000. Subject to adjustment, the aggregate number of SARs that may be granted pursuant to the 1996 SAR Plan shall not exceed 500,000; provided, however that at no time shall there be more than an aggregate of 900,000 outstanding, unexercised SARs granted pursuant to both the 1996 SAR Plan and the 1992 SAR Plan. Both the 1992 SAR Plan and the 1996 SAR Plan were administered by the Stock Appreciation Rights Committee (the "SAR Committee").

         Upon exercise of a SAR, the holder will receive for each share for which an SAR is exercised, as determined by the SAR Committee in its discretion,
(a) shares of the Company's Common Stock, (b) cash, or (c) cash and shares of Common Stock, equal to the difference between (i) the fair market value per share of the Common Stock on the date of exercise of the SAR and (ii) the value of an SAR, which amount shall be no less than the fair market value per share of Common Stock on the date of grant of the SAR.

         As of December 31, 1999, there were no remaining outstanding SARs issued under the 1992 SAR Plan and the 1996 SAR Plan. In September 1999, the Company canceled the 1992 SAR Plan and the 1996 SAR Plan.

Section 401(k) Plan

         During 1996, the Company adopted a Savings and Retirement Plan (the "401(k) Plan") covering the Company's full-time employees, the 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings on such contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($9,500 in 1997) and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by the Company on behalf of all participants in the 401(k) Plan.

Options Grants in Subsidiaries

         During 1997, the Company issued to certain employees options to acquire Class B Common Stock in certain of its subsidiaries (the "Class B Options"). The options generally vest in increments and are exercisable over a ten-year period. The Class B Common Shares in total represent not more than 20% of all authorized common stock of each subsidiary. Each Class B Common Share carries "super-voting" rights, entitling the holder to 25 votes per each Class B Common Share.

         To date, with respect to its operating subsidiaries, the Company has issued a total of 1,000,000 Class B options for HyperTV Networks, 1,000,000 Class B options for ACTV Entertainment, and 500,000 Class B options in four of its non-operating regional networks. Included in these totals are options for 350,000, 350,000, 100,000, and 20,000 issued to Messrs. Samuels, Crowley, Reese and Cline with respect to HyperTV Networks; 350,000, 350,000, 100,000 and 20,000 issued to Messrs. Samuels, Reese, Crowley and Cline with respect to ACTV Entertainment; and 250,000 issued to Mr. Reese and 250,000 issued to Mr. Samuels with respect to the Company's four non-operating regional networks.

         Each of the Class B options has been issued with an exercise price at or above the fair market value per share upon issuance, based on an independent, outside appraisal obtained by the Company.

         The Class B option holders have also entered into Stockholders' agreements that limit their ability to sell shares acquired upon option exercise and that grant a right of first refusal to the other option holders prior to any contemplated sale of shares so acquired.

         Each holder of Class B options of the Company's four non-operating networks (assuming that any of such non-operating networks is capitalized with at least $5 million) has the right to exchange such options into options of the Company's Common Stock.

         In December 1999, the holders of Class B Options to purchase Class B Common Stock of ACTV Entertainment and HyperTV Networks agreed to amendments to the exercise provisions of the Class B Options. The amendments to the Class B Options restrict the holders' ability to exercise the Class B Options to allow exercise only in the event of a change in control. A change in control is defined as:

         (i) A person (other than a person who is an officer or a director of the Company on the effective date hereof), including a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, becomes, or obtains the right to become, the beneficial owner of the Company's securities having 20% or more of the combined voting power of the then outstanding voting securities of the Company; and such person or group is deemed, in the sole discretion of the independent members of the Board of Directors of the Company, to have interests which are either not agreeable, compatible or in accordance with, or which are in conflict with, the interests of the other holders of the voting securities of the Company; and

         (ii) At any time, a majority of the management-nominated slate of candidates for the Board of Directors of the Company is not elected.

                             SECTION 16(a) REPORTING

         As under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding ten percent or more of the Company's Common Stock must report on their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and to the National Association of Securities Dealers, Inc.'s Automated Quotation System. Specific due dates for these reports have been established. During the year ended December 31, 1999 the Company believes all reports on behalf of its executive officers and directors for all transactions were filed on a timely basis. The Company does not believe that Banca del Gottardo, a principal stockholder, filed all reports on its ownership of the Company's Common Stock, on a timely basis, if at all.

                       MEETINGS OF THE BOARD OF DIRECTORS

         There were seven meetings of the Company's Board of Directors during 1999 held on January 14 1999, March 8, 1999, April 7, 1999, June 3, 1999, August 12, 1999, October 6, 1999, and December 3, 1999. All of the Directors were either present or participated by telephone conference call at such meetings, except Bruce Crowley who was not present at and did not participate in either the January 14, 1999 or June 3, 1999 meetings.

         There were two unanimous written consents of the Company's Board of Directors, pursuant to Section 141 of the General Corporation Law of Delaware, during 1999 dated February 26, 1999 and March 8, 1999. The Company has a Compensation Committee, consisting of Steven Schuster and William A. Frank. During 1999, the Compensation Committee met four times on January 5, 1999, April 1, 1999, October 6, 1999 and December 30, 1999. The Compensation Committee decides issues relating to compensation, including restricted stock awards, stock options, grants and other compensation.

         The Company has a 1996 Incentive Stock Option Committee, which consists of William Samuels and David Reese. There was one meeting of the Company's 1996 Incentive Stock Option Committee during 1999, held on March 8, 1999.

         The Company also has a 1998 Incentive Stock Options Committee which consist of William Frank and Steve Schuster. There were two meetings of the Company's 1998 Stock option Committee during 1998 held on January 19, 1999 and March 18, 1999.

         The Company also has an Audit Committee, consisting of Steven Schuster and William Frank. There was one meeting of the Company's Audit Committee during 1999, held on June 3, 1999. The Company does not currently have a Nominating Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In September 1998, Liberty Media invested $5 million in the Company and in return for its investment received 2,500,000 shares of Common Stock and an option to purchase an additional $5 million of Common Stock. Also in September 1998, the Company and Liberty Media created LMC IATV Events, LLC to license and produce individualized marquee national or international pay-per-view events. In connection with this venture, the Company granted LMC IATV Events an exclusive license to produce and distribute pay-per-view events that incorporate the Company's individualized programming enhancements.

         In March 1999, Liberty Media exercised its option to purchase Common Stock for $5 million and purchased additional Common Stock at $8.00 per share for $4 million. The Company also issued warrants to Liberty Media which, if fully exercised, would require Liberty Media to invest an additional $90 million in the Company. These warrants are fully exercisable, have a weighted average exercise price of $12.00 and expire in three equal tranches in March 2000, 2001 and 2004. In addition, Liberty Media has demand registration rights with respect to the Common Stock (and Common Stock issuable on exercise of warrants) it acquired in these transactions. On March 28, 2000, Liberty exercised the first tranche of its warrants for 2,500,000 shares of the Company's unregistered Common Stock.

         In connection with Liberty Media's purchases of Common Stock of the Company in 1998 and 1999, Liberty Media acquired the right to nominate members to the Company/s Board based on the number of shares of Common Stock it actually owns. The Company has agreed to use its reasonable best efforts to have Liberty Media's nominees elected to the Company's Board.

         William A. Frank is a director of the Company and was formerly the Chief Executive Officer of Greenwich, a position he held from 1994 to 1997. In January 1995, the Company granted an exclusive license to Greenwich for the use of its programming technology in shopping malls, museums and entertainment centers. In addition, the Company invested approximately $274,000 in Greenwich Entertainment in 1996, in exchange for approximately 15% of Greenwich Entertainment's outstanding common stock. During 1997, an involuntary bankruptcy petition was filed against Greenwich Entertainment, and the company was liquidated.

         All current transactions between the Company and our officers, directors and principal Stockholders or any affiliates thereof are, and in the future such transactions will be, on terms no less favorable to the Company than could be obtained from unaffiliated third-parties.

                                 PROPOSAL NO. 2

             AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
                 TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF
                   COMMON STOCK FROM 65,000,000 TO 200,000,000
                           --------------------------

         The Board has adopted a resolution unanimously approving and recommending to the Company's Stockholders for their approval an amendment to the Company's Certificate of Incorporation to provide for an increase in the authorized number of shares of Common Stock from 65,000,000 to 200,000,000. The text of the proposed amendment to the Company's Certificate of Incorporation is attached hereto as Exhibit A.

         As of the Record Date, there were 49,685,396 issued and outstanding shares of Common Stock excluding 8,513,363 shares issuable upon the exercise of options issued under the Company's Stock Option Plans and 5,625,000 shares of Common Stock underlying warrants issued in private transactions.

         The Board believes the increase in the authorized number of shares of Common Stock is in the best interests of the Company and believes it advisable to authorize such shares to have them available for any proper corporate purpose including, without limitation, stock split or dividends, the issuance in private or public sales as a means of raising working capital, as consideration to be paid by the Company for the acquisition of other businesses and properties, and the implementation of employee benefit plans.

         The additional shares of Common Stock that would be available for issuance if the proposed amendment is approved, could be issued for any proper corporate purpose by the Board at any time without further stockholder approval, subject to applicable law and to the rules of the Nasdaq Stock Market, Inc. that apply to the Company as a result of the quotation of the Common Stock on the Nasdaq National Market so long as the Common Stock is so quoted. Except as described above, further authorization from the Company's Stockholders will not be solicited prior to the issuance of Common Stock. The voting and equity ownership rights of the Company's Stockholders may be diluted by such issuances. Stockholders will not have preemptive rights to subscribe for shares of Common Stock, unless the Company grants such rights at the time of issue. Other than described above, the Company currently has no plans or proposals to issue any of the additional shares of Common Stock.

         The Board of Directors is required to make any determination to issue shares of Common Stock based on its judgment as to the best interests of the Company. Although the Board has no present intention of doing so, it could issue shares of Common Stock (within the limits imposed by applicable laws and the Nasdaq rules as described above) that could, depending on the circumstances, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. When in the judgment of the Board of Directors such use would be in the best interest of the Company, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company. Such shares could be privately placed with purchasers favorable to the Board in opposing such action. The issuance of new shares of Common Stock also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board consider the action of such entity or person not to be in the best interest of the Company. Any such issuance could also have the effect of diluting the earnings per share, book value per share and/or voting power of the Common Stock.

         The approval of the proposed Amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders.



         THE BOARD BELIEVES THAT THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION IS IN THE BEST INTEREST OF THE COMPANY AND
                UNANIMOUSLY RECOMMENDS A VOTE FOR ITS APPROVAL.

                                   PROPOSAL 3

                            ADOPTION OF THE COMPANY'S
                            2000 STOCK INCENTIVE PLAN

         The Company's 2000 Stock Incentive Plan (the "2000 Plan") was adopted by the Board of Directors on March 2, 1999. The 2000 Plan is intended to benefit the Stockholders of the Company by providing a means to attract, retain and reward individuals who can and do contribute to the longer-term financial success of the Company. Further, the recipients of stock-based awards under the 2000 Plan should identify their success with that of the Company's Stockholders and therefore will be encouraged to increase their proprietary interest in the Company. Under the 2000 Plan, the Company is authorized to issue options for a total of 4,000,000 additional shares of Common Stock.

Description of 2000 Plan

         All directors, executive officers, employees, consultants and other persons who perform significant services for or on behalf of the Company are eligible to participate in the 2000 Plan.

         The Company may grant under the 2000 Plan both incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that do not qualify for incentive treatment under the Code ("Non-statutory Options").

         A copy of the 2000 Plan is attached hereto as Appendix B. The following summary of the 2000 Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the 2000 Plan.

Administration.

         The 2000 Plan shall be administered by a committee (the "Committee") appointed by the Company's Board of Directors, consisting of two or more members of the Company's Board, all of whom shall not be employees of the Company. The Committee may delegate certain responsibilities and powers to any executive officer or officers selected by it. Any such delegation may be revoked by the Committee at any time.

         Subject to the express provisions of the 2000 Plan, the Committee shall have the authority to construe and interpret the 2000 Plan and all stock options, stock appreciation rights, stock awards and cash awards entered into pursuant to the Plan and to define the terms used therein, to prescribe, adopt, amend and rescind rules and regulations relating to the administration of the 2000 Plan and to make all other determinations necessary or advisable for the administration of the 2000 Plan. Subject to the express limitations of the 2000 Plan, the Committee shall designate the individuals from among the class of persons eligible to participate in the 2000 Plan, who shall receive options and other awards, whether an optionee will receive Incentive Stock Options or Non-statutory Options, or both, and the amount, price, restrictions and all other terms and provisions of such options (which need not be identical).

Stock Subject to the Plan.

         The stock to be offered under the 2000 Plan shall not exceed 4,000,000 shares of Common Stock with certain exceptions. Any shares delivered under the 2000 Plan which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the 2000 Plan. Any shares covered by an award (or portion of an award) granted under the 2000 Plan which is forfeited or canceled, expires or is settled in cash, including the settlement of tax withholding obligations using shares, shall be deemed not to have been delivered for purposes of determining the maximum number of shares available for delivery under the 2000 Plan. Likewise, if any stock option is exercised by tendering shares, either actually or by attestation, to the Company as full or partial payment for such exercise under the 2000 Plan, only the number of shares issued net of the shares tendered shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the 2000 Plan. Further, Shares issued under the 2000 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the maximum number of shares of Common Stock available for delivery under the 2000 Plan. In addition, shares available for delivery in settlement of awards under the 2000 Plan may be increased by the Board by the number of shares purchased or acquired by the Company using amounts equivalent to the cash proceeds received by the Company from the exercise of stock options, granted under any plan of the Company, occurring after January 1, 2000.

Option and Award Prices

         All options and awards denominated or made in shares of Common Stock shall use as the per share price or exercise price the last sale price of a share of the Common Stock of the Company as reported by the principal exchange on which the shares are traded or listed for trading, on the applicable date as determined by the Committee, or if shares are not traded on such date, the last sale price on the next preceding day on which such shares are traded. The applicable date shall be the day on which the award is granted (or other Plan transaction occurs), except that the Committee may provide that the applicable date may be (i) the day on which an award recipient was hired, promoted or such similar singular event occurred, provided that the grant of such award occurs within 90 days following such applicable date; or (ii) in the case of a stock option or stock appreciation right granted retroactively in tandem with or as a substitution for another previously granted stock option or stock appreciation right, the applicable date for such prior award.

Types of Awards

         The types of awards that may be granted under the 2000 Plan include:

         1) Stock Options. A stock option may be in the form of an incentive stock option or in another form that may or may not qualify for favorable federal income tax treatment. The shares covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time-to-time permit, including (i) tendering (either actually or by attestation) shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the shares acquired through such exercise and any tax withholding obligations resulting from such exercise; (iii) by converting shares subject to options granted pursuant to the 2000 Plan having a value equal to the exercise price of the options being exercised on such terms and conditions as the Committee determines; or (iv) any combination of the above. The exercise price on all options shall be the one hundred percent (100%) of the option and award price described above.

         2) Stock Appreciation Right. A stock appreciation right is a right to receive a payment in cash, shares or a combination, equal to the excess of the aggregate market price at time of exercise of a specified number of shares over the aggregate exercise price of the stock appreciation right being exercised. The longest term a stock appreciation right may be outstanding shall be 11 years. Such exercise price shall be based on one hundred percent

(100%) of the per share option and award price described above.

         3) Stock Award. A stock award is a grant of shares or of a right to receive shares (or their cash equivalent or a combination of both) in the future. Stock awards shall be earned and vest in accordance with provisions established by the Committee and shall be governed by whatever conditions, restrictions and contingencies the Committee shall determine. These may include continuous service and/or the achievement of performance goals. The performance goals that may be used by the Committee for such awards shall consist of: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, market share, stockholder return and/or value, stock price, working capital and growth rates for each of the foregoing. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial performance appearing in the Company's annual report to Stockholders for the applicable year.

         4) Cash Award. A cash award is a right denominated in cash or cash units to receive a cash payment, based on the attainment of pre-established performance goals and, subject to whatever vesting period and such other conditions, restrictions and contingencies as the Committee shall determine. The performance goals that may be used by the Committee for such awards shall be those set forth for stock awards above.

         5) Deferred Stock Award. A deferred stock award is a grant of shares to be received, under an award made at the end of a specified deferral period. Shares of deferred stock may be awarded either alone or in addition to or in tandem with other awards granted under the 2000 Plan. The Committee shall determine the eligible persons to whom and the time or times at which the shares of deferred stock shall be awarded, the number of shares to be awarded to any person, the duration of the deferral period and the conditions under which, receipt of the shares of deferred stock will be deferred, and all other terms and conditions of the awards.

Amendment & Termination.

         The 2000 Plan may be amended as the Board of Directors deems necessary and appropriate to achieve the 2000 Plan's purpose provided the share and other award limitations cannot be increased, and the minimum exercise prices and any performance goal measurements cannot be changed, without approval by the Company's Stockholders. The Board may suspend or terminate the 2000 Plan at any time.

Stockholder Vote Required

         Approval of the Company's 2000 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF
                      THE COMPANY'S 2000 STOCK OPTION PLAN

                                 PROPOSAL NO. 4

              RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE, LLP
                     AS THE COMPANY'S INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

         The Board of Directors of the Company has adopted resolutions appointing Deloitte & Touche, LLP as the Company's independent certified public accountants for the ensuing year. Deloitte & Touche, LLP, which has served as the Company's independent certified public accountants since 1989, is familiar with the Company's operations, accounting policies and procedures and is, in the Company's opinion, well-qualified to act in this capacity. A member of Deloitte & Touche, LLP will be available to answer questions and will have the opportunity to make a statement if he or she so desires at the Annual Meeting of Stockholders.

Stockholder Vote Required

         Ratification of the appointment of Deloitte & Touche, LLP as the Company's independent certified public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
           THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS THE COMPANY'S
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters other than those referred to in the notice of meeting that will be presented for consideration at the Meeting. However, it is possible that certain proposals may be raised at the Meeting by one or more Stockholders. In such case, or if any other matter should properly come before the Meeting, it is the intention of the person named in the accompanying proxy to vote such proxy in accordance with his or her best judgment.

                             SOLICITATION OF PROXIES

         The cost of soliciting proxies will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and telegram by directors, officers and employees of the Company. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of the Company's capital stock.

                              STOCKHOLDER PROPOSALS

         Proposals of Stockholders of the Company that are intended to be presented by such Stockholders at the Company's next Annual Meeting of Stockholders must be received by the Company no later than January 1, 2001 in order that they may be considered for inclusion in the Proxy Statement and form of proxy relating to that Meeting.

                  ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
                                   COMMISSION

         Copies of the annual report (Form 10-K) of the Company for the year ended December 31, 1999, as filed with the Securities and Exchange Commission (without exhibits), and any amendments thereto, are available to

Stockholders free of charge by writing to ACTV, Inc., 1270 Avenue of the Americas, New York, New York 10020.

                                  By Order of the
                                  Board of Directors
                                  of ACTV, Inc.

                                  /s/   WILLIAM C. SAMUELS
                                  -------------------------
                                  William C. Samuels
                                  Chairman and Chief Executive Officer

April 7, 2000

APPENDIX A

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of ACTV, Inc.:

We have audited the accompanying consolidated balance sheets of ACTV, Inc. and subsidiaries ("the Company") as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedule listed in the index at Item 14 (a)(2). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

March 3, 2000
New York, New York

ACTV, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS



                                                         DECEMBER 31,       DECEMBER 31,
                                                              1998               1999
                                                         ----------------   ---------------
ASSETS
Current assets:
     Cash and cash equivalents.................            $5,188,770         $8,816,368
     Accounts receivable-net...................               501,768          1,160,036
     Education equipment inventory.............               110,405                  -
     Other.....................................               773,613          1,589,430
                                                         ----------------   ---------------
         Total current assets..................             6,574,556         11,565,834
                                                         ----------------   ---------------
Property and equipment-net.....................             2,365,775          3,392,219
                                                         ----------------   ---------------

Other assets:
     Patents and patents pending...............               832,336          8,142,928
     Software development costs................             1,098,756          2,183,950
     Goodwill                                               2,214,816          1,788,444
     Other.....................................               519,802          1,078,683
                                                         ----------------   ---------------
         Total other assets....................             4,665,710         13,194,005
                                                         ================   ===============
              Total ...........................           $13,606,041        $28,152,058
                                                         ================   ===============
         LIABILITIES AND
         STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
     Accounts payable and accrued expenses.....              $955,686         $1,708,611
     Deferred stock appreciation rights........             2,000,062                  -
     Preferred dividends payable...............               200,305                  -
                                                           ----------------   -------------
               Total current liabilities.......             3,156,053          1,708,611
     Long-term note payable....................             4,315,016          4,803,342
     Put warrant...............................             1,371,624                  -
       Minority interest.......................                     -          2,000,593
Stockholders' equity (deficiency):
     Preferred stock, $.10 par value, 1,000,000 shares
        Authorized
            Series A 120,000 shares authorized, issued
            And outstanding 56,300 at December
            31, 1998, none at December 31, 1999                5,630                  -
            Series B stock 6,110 shares authorized,
            Issued and outstanding 5,018 at December
            31, 1998, none at December 31, 1999             2,805,961                 -
       Common stock, $.10 par value, 65,000,000
           Shares authorized: issued and outstand-
           ing 29,759,459 at December 31, 1998,
           42,167,997 at December 31, 1999.......           2,975,946          4,216,800
     Additional paid-in capital................            71,068,230        110,692,842
     Loans receivable from stock sales.........              (199,900)                 -
     Accumulated deficit.......................           (71,892,519)       (95,270,130)
                                                         ----------------   ---------------
         Total stockholders' equity (deficiency)            4,763,348         19,639,512
                                                         ----------------   ---------------
              Total............................           $13,606,041        $28,152,058
                                                         ================   ===============



                              See Notes to Consolidated Financial Statements


ACTV, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS


YEARS ENDED DECEMBER 31,                         1997              1998             1999
------------------------------------------------------------------------------------------------

Revenues.................................     $1,650,955        $1,405,838       $2,117,938
                                            ---------------   ---------------  -----------------

Costs and expenses:
   Cost of sales........................         471,956           218,514          174,032
   Operating expenses....................      1,360,838         2,004,996        3,241,086
   Selling and administrative............      6,880,311         9,862,086       17,036,576
   Depreciation and amortization.........        327,681         1,106,359        1,576,664
   Amortization of goodwill..............        426,372           426,372          426,372
   Stock appreciation rights.............       (346,892)        2,000,062        1,950,330
                                            ---------------   ---------------  -----------------
      Total costs and expenses...........      9,120,266        15,618,389       24,405,060
                                            ---------------   ---------------  -----------------
Loss from operations.....................     (7,469,311)      (14,212,551)     (22,287,122)
                                            ---------------   ---------------  -----------------
Interest income..........................        116,870           184,285          448,757
Interest (expense).......................          -              (932,247)      (1,044,227)
                                            ---------------   ---------------  -----------------
   Interest (expense) income - net.......        116,870          (747,962)        (595,470)
Minority interest - subsidiary preferred
stock dividend and accretion.............      3,006,242         5,428,638            -
Minority interest - subsidiary...........          -                 -                 (588)
                                            ---------------   ---------------  -----------------
Net (loss) ..............................    (10,358,683)      (20,389,151)     (22,883,180)
Preferred stock dividends and                      -
Accretion................................                           479,173          494,431
                                            ---------------   ---------------  -----------------
Net (loss) applicable to common

Stockholders.............................   $(10,358,683)     $(20,868,324)    $(23,377,611)
                                            ===============   ===============  =================

Basic and diluted (loss) per common share
                                            $      (0.80)     $      (0.98)    $      (0.61)
                                            ===============   ===============  =================

Weighted average number of common shares

outstanding..............................     12,883,848        21,399,041       38,219,009
                                            ===============   ===============  =================



                 See Notes to Consolidated Financial Statements

ACTV, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                      YEARS ENDED DECEMBER 31,
                                                           1997               1998                1999
                                                    -----------------  -----------------  -----------------
Cash flows from operating activities:
Net loss  applicable to common
     Stockholders..............................        $(10,358,683)      $(20,868,324)     $(23,377,611)
                                                    -----------------  -----------------  -----------------
Adjustments to reconcile net loss to net
     Cash used in operations:
     Depreciation and amortization.............             754,053          1,532,731          2,003,036
     Stock appreciation rights.................            (701,517)         2,000,062          1,950,330
     Amortization and accretion of deferred
         expenses related to debt financing....                  --            241,565            864,147
     Common stock issued for services..........             443,125          2,016,023          6,383,560
     Common stock issued for preferred
         Dividends.............................             408,085            162,595                 --
     Note issued in lieu of cash  interest
         Payment...............................                  --            686,641                 --
     Subsidiary preferred stock
             dividends and accretions..........           2,598,156          5,749,309                 --
     Preferred stock accretion.................                  --            315,965            241,513
     Other.....................................              43,188                 --                 --
Changes in assets and liabilities:
       Accounts receivable.......................            63,960           (198,724)          (658,268)
     Education equipment inventory.............              99,747            127,352            110,405
     Other assets..............................            (241,117)          (307,426)          (722,963)
     Accounts payable and accrued expenses.....             287,504           (926,471)           506,558
                                                    -----------------  -----------------  -----------------
         Net cash used in operating
             Activities........................          (6,603,499)        (9,468,702)       (12,699,293)
                                                    -----------------  -----------------  -----------------
Cash flows from investing activities:
     Investment in patents and patents
             Pending...........................             (50,000)          (598,671)        (7,515,343)
     Purchases of property and equipment.......          (2,159,576)          (531,573)        (1,956,209)
     Investment in software development costs..            (686,227)          (797,677)        (1,438,654)
                                                    -----------------  -----------------  -----------------
              Net cash used in investing                 (2,895,803)        (1,927,921)       (10,910,206)
activities
Cash flows from financing activities:
     Net proceeds from debt issuance...........                  --          4,462,990            --
     Net proceeds from put warrant issuance....                  --          1,371,624            --
     Redemption of preferred stock.............                  --           (565,759)        (5,792,538)
     Net proceeds from preferred stock
       Transactions............................           2,045,163            --                 115,660
     Net proceeds from subsidiary equity
       Transactions............................              --                --               2,000,593
     Net proceeds from equity financing........           1,487,460         10,762,461         30,913,383
                                                    -----------------  -----------------  -----------------
         Net cash provided by financing
           activities                                     3,532,623         16,031,316         27,237,098
                                                    -----------------  -----------------  -----------------
Net (decrease) increase in cash and cash
     Equivalents...............................          (5,966,679)         4,634,693          3,627,598
     Cash and cash equivalents,




         beginning of period...................           6,520,756            554,077          5,188,770
                                                    -----------------  -----------------  -----------------
     Cash and cash equivalents,
         end of period.........................            $554,077         $5,188,770         $8,816,368
                                                    =================  =================  =================




                 See Notes to Consolidated Financial Statements.

ACTV, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)



                                      COMMON STOCK          PREFERRED SERIES A       PREFERRED SERIES B       ADDITIONAL
------------------------------ ---------------------------- ---------------------- ------------------------ -------------- ------
                                SHARES        AMOUNT          SHARES      AMOUNT      SHARES  AMOUNT  PAID-IN-CAPITAL  DEFICIT
 ------------------------------ ------------- -------------- ----------- ---------- -------- --------------- -------------- -------
Balances December 31,
1996
                                11,787,106    $1,178,711        -    $      -       - $      -       $42,272,205       $(40,665,512)
                               ------------- -------------- ----------- ---------- -------- --------------- -------------- --------
Issuance of shares in
connection with financings         733,333        73,333        86,200         8,620                       3,447,778
Issuance of shares for
services                           286,511        28,651                                                     414,473
Issuance of shares in
connection with exchange of
preferred stock                  1,795,661       179,566                                                   1,994,980
Issuance of shares in
connection with exercise of
stock options                       12,000         1,200                                                      11,160
Net loss applicable to
Common stockholders                                                                                                     (10,358,683)
                               ------------- -------------- ----------- ---------- -------- --------------- -------------- --------
Balances December 31,
1997
                                14,614,611    $1,461,461        86,200         8,620      - $      -     $48,140,596   $(51,024,195
                               ------------- -------------- ----------- ---------- -------- --------------- -------------- ---------
Issuance of shares in
connection with financings       6,458,332       645,833                                                   9,987,692
Issuance of  Series B
preferred stock                                                                     5,018  2,805,961       2,527,723
Issuance of shares for
services                           373,592        37,359                                                     508,083
Issuance of shares in
connection with exchange o
preferred stock                  5,857,406       585,741      (29,900)        (2,990)                      2,535,660
Issuance of share
connection with exercise of
stock options                    1,662,452       166,245                                                   2,282,323
Issuance of warrants and
shares in connection with
financing activities               793,066        79,307                                                   5,086,153
Net loss applicable to
Common stockholders                                                                                                     (20,389,151)
Preferred dividends                                                                                                        (479,173)




                              ============= ============== =========== ========== ======== =============== ============== =========
Balances December 31,
1998
                              29,759,459    $2,975,946       56,300        $5,630   5,018 $2,805,961     $71,068,230   $(71,892,519)
                              ============= ============== =========== ========== ======== =============== ============== =========


ACTV, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


                                    COMMON STOCK           PREFERRED SERIES A     PREFERRED SERIES B      ADDITIONAL
---------------------------- --------------------------- ---------------------- ------------------------ --------------- ----- -- -
                                SHARES        AMOUNT          SHARES      AMOUNT      SHARES   AMOUNT    PAID-IN          DEFICIT
                                                                                                         -Capital
---------------------------- ------------- ------------- ----------- ---------- --------- -------------- --------------- ----------
Balances December 31,
1998
                             29,759,459     $2,975,946      56,300      $5,630     5,018     $2,805,961   $71,068,230  $(71,892,519)
                            ------------- ------------- ----------- ---------- --------- -------------- --------------- -----------
Issuance of common
shares
                              4,059,783        405,978                                                     18,503,996
Issuance of shares for
services provided               931,294         93,129                                                     10,696,587
Issuance of shares in
connection with exchange
of preferred stock
                              1,061,690        106,169     (56,300)     (5,630)
Issuance of shares in
connection with exercise
of stock options, stock
appreciation rights and
warrants

                              6,355,771        635,577                                                     12,816,409
Preferred stock redemption

                                                                                  (5,018)    (2,805,961)   (2,392,380)
Net loss applicable to

Common stockholders                                                                                                    (22,883,180)
Preferred stock dividends                                                                                                 (494,431)
and accretio
                             ============= ============= =========== ========== ========= ============== =============== ===========
Balances December 31, 1999
                             42,167,997     $4,216,800       -           -        -       -            $110,692,842   $(95,270,130)
                             ============= ============= =========== ========== ========= ============== =============== ===========


                 See Notes to Consolidated Financial Statements.

ACTV, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION - ACTV, Inc. was incorporated on July 8, 1983. ACTV, Inc., including its subsidiaries (the "Company" or "ACTV"), is a digital media company that has developed proprietary technologies, called Individualized Television and HyperTV. Individualized Television enables television programmers and advertisers to create individualized programming for digital television, and HyperTV enhances regular television content with information and interactivity available through the Internet.

         PRINCIPLES OF CONSOLIDATION - The Company's consolidated financial statements include the balances of its operating subsidiaries that are more than 50% owned and controlled. All significant intercompany transactions and account balances are eliminated. Minority interest represents an outside stockholder's 49% ownership of the common stock of Digital ADCO.

         PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost and depreciated on the straight-line method over their estimated useful lives (generally five years). Depreciation expense for the years ended December 31, 1997, 1998, and 1999 aggregated $286,883, $762,581, and $929,765, respectively.

         EDUCATION EQUIPMENT - Education equipment consists of standard personal computers adapted to provide individualized programming functionality, videocassette recorders, television monitors and computer printers that the Company holds in inventory. This inventory is carried on the Company's books at the lower of first-in, first-out cost or market. In 1999, the inventory balance of $110,405 was written-off due to a change of the Company's business.

         PATENTS AND PATENTS PENDING - The cost of patents, which for patents issued represents the consideration paid for the assignment of patent rights to the Company and for patents pending represents legal costs related directly to such patents pending, is being amortized on a straight-line basis over the estimated economic lives of the respective patents (averaging 10 years), which is less than the statutory life of each patent. The balances at December 31, 1998 and 1999, are net of accumulated amortization of $186,485, and $391,236, respectively.

         SOFTWARE DEVELOPMENT COSTS - The Company capitalizes costs incurred for the development of software products where economic and technological feasibility of such products has been established. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the respective products (5 years). The balance at December 31, 1998 and 1999 is net of accumulated amortization of $145,553, $249,662, respectively.

         CASH EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

         REVENUE RECOGNITION - Sales are recorded as products are shipped or services are rendered. During 1999, we recognized $300,000 in revenues for advertising spots provided to the Company for services rendered.

         RESEARCH AND DEVELOPMENT - Research and development costs, which represent primarily refinements to Individualized Programming, were $820,475 for the year ended December 31, 1998, and $1,392,937 for the year ended December 31, 1999.

         EARNINGS PER SHARE - The Company adopted Statement of Financial Accounting Standards, called SFAS, No. 128, EARNINGS PER SHARE, which establishes standards for computing and presenting earnings per share, called EPS, and simplifies the standards for computing EPS currently found in Accounting Principles Board, called APB, Opinion No. 15, "Earnings Per Share". Common stock equivalents under APB No. 15 are no longer included in the calculation of primary, or basic, EPS. Loss per common share equals net loss divided by the weighted average number of shares of the Company's common stock outstanding during the period. The Company did not consider the effect of stock options or convertible preferred stock upon the calculation of the loss per common share, as it would be anti-dilutive.

         INTANGIBLES - The excess of the purchase cost over the fair value of net assets acquired in an acquisition (goodwill) is being amortized on a straight-line basis over a period of 10 years. The Company evaluates the realizability of goodwill based upon the expected undiscounted cash flows of the acquired business. Impairments, if any, will be recognized through a charge to operations, in the period in which the impairment is deemed to exist. Based on such analysis, the Company does not believe that goodwill has been impaired.

         OTHER CURRENT ASSETS - The Company's consolidated balance sheets at December 31, 1998, and December 31, 1999, reflect balances of $434,575, and $932 respectively, related to cash advances made to executive officers.

       LONG-LIVED ASSETS - In accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS TO BE DISPOSED OF, which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of, the Company reviews the carrying values of its long-lived assets and identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying value of assets may not be recoverable. The Company did not record impairment losses for the year ended December 31, 1999.

         STOCK-BASED COMPENSATION - Effective December 31, 1997, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION ("SFAS No. 123"). In conjunction with the adoption, the Company will continue to apply the intrinsic-value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees", with pro forma disclosure of net loss and EPS as if the fair-value based method prescribed by SFAS No. 123 had been applied.

       USE OF ESTIMATES - The preparation of financial statements in conformity with general accepted accounting principles requires Management to make estimates and assumptions that effect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

       RECLASSIFICATIONS - Certain reclassifications have been made in the December 31, 1997, and 1998 financial statements to conform to the December 31, 1999 presentation.

       NEW ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED - In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at fair value. The statement requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000; however, it may be adopted earlier. It cannot be applied retroactively to financial statements of prior periods. The Company has not yet determined the impact, if any, the adoption of SFAS No. 133 will have on its financial statements.

2.     NATURE OF OPERATIONS

         The principal market for the Individualized Television is entertainment programming distributed over digital television systems. The Company expects Individualized Television to derive revenues from subscriber fees, advertising sales, and software and services related to targeted advertising. The Company derived all of its revenues for 1998 and 1999 from HyperTV, which is targeted at the entertainment and education markets. The Company anticipates that the most significant portion of future HyperTV revenues will be derived from the entertainment market, for which the Company introduced a HyperTV application in 1999. The Company subsequently entered into HyperTV programming alliances for this market with The Box Music Network, Showtime, New Line Television, and Turner Entertainment Group. The Company expects the sources of revenue from the entertainment market to be software licensing, data management services, Internet advertising and commerce, content creation fees, and program hosting fees. The Company expects to license third parties to perform much of the program hosting and content creation business for HyperTV in the future.

Individual customers accounted for more than 10% of the Company's revenues during the years ended 1999, 1998, and 1997. For the year ended December 31, 1999, individual clients accounted for the following percentages of sales: 14%, 14%, 15%, and 17%. For the year ended December 31, 1998, individual customers accounted for the following percentages of sales: 14% and 40%. For the year ended December 31, 1997, an individual customer accounted for the following percentage of sales: 24%.

3.     ESTIMATES USED IN THE PREPARATION OF FINANCIAL STATEMENTS

       The preparation of the Company's financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

4.     PROPERTY AND EQUIPMENT - NET

Property and equipment - net at December 31, 1997, 1998, and 1999 consisted of the following (at cost):



                                                   1997              1998          1999
                                                   ----              ----          ----

Machinery and equipment                         $2,931,682        $3,250,720     $4,748,831
Office furniture and fixtures                      501,435           713,968      1,172,067
                                          --------------------------------------------------
Total                                            3,433,117         3,964,688      5,920,898

Less accumulated depreciation                      836,332         1,598,913      2,528,679
                                          --------------------------------------------------
Total                                           $2,596,785        $2,365,775     $3,392,219
                                          ==================================================


5.     FINANCING ACTIVITIES

         COMMON STOCK FINANCING
         During the years ended December 31, 1998 and 1999, the Company raised approximately $10.8 and $18.9 million from sales of common stock to private institutional investors and from the exercise of stock options and warrants, totaling approximately $2.4 and $12.0 million.

         PREFERRED STOCK FINANCING
         During 1996, the Company raised approximately $11.0 million net from the proceeds of a private placement of common stock ($1.9 million in net proceeds) and of 5% exchangeable preferred stock issued by the Company's wholly-owned subsidiary ($9.1 million in net proceeds). This exchangeable preferred stock was convertible into common stock of ACTV, Inc., beginning January 1, 1997, at varying discounts to the market price of common stock. After September 1, 1997, holders of the exchangeable preferred stock were able to use the lesser of (i) the then current market price of the Company's common stock, or (ii) an average market price during the month of August 1997 as the price to which the discount was applied for conversions. In addition, the Company had the right to redeem the exchangeable preferred stock at a price equal to $25 times the number of shares being purchased, plus accrued and unpaid dividends (the "Redemption Price"). This right was exercisable by the Company only if the closing price of the Company's common stock was above $9.00 for thirty consecutive trading days prior to redemption.

         The exchangeable preferred stock was convertible into shares of common stock at a discounted conversion price. The discount ranged from 14% to a maximum of 30.375%. The extent of the beneficial conversion feature was approximately $4.0 million, representing the maximum difference between the discounted conversion price and the prevailing market price of the common stock. Preferred stock accretion of $2.5 million was recorded and included as minority interest for the year ended December 31, 1997. As of December 31, 1998, all of the exchangeable preferred stock had been converted.

         In November 1998, ACTV issued 5,018 shares of Series B convertible preferred stock ("Series B Stock"), common stock, and warrants to purchase approximately 1.95 million shares of common stock at $2.00 per share as a partial exchange for approximately 179,000 shares of the subsidiary exchangeable preferred stock. The excess of the fair value of this consideration over the carrying value of the exchangeable preferred stock for which the Series B Stock was issued is included in Minority Interest--Subsidiary Preferred stock dividend and accretion in the accompanying statement of operations. The Series B Stock had a liquidation preference $1,000 per share and paid a dividend, in cash or accumulated and paid in common stock upon conversion, of 10% per annum.

         The Series B Stock was fully redeemable by ACTV at any time at a 10% premium above face value plus accrued dividends. The holders of the Series B Stock were prohibited from converting any shares into common stock through November 13, 1999. Beginning November 13, 1999, the number of shares issued upon conversion was to be determined by dividing the liquidation value of $1,000 plus accrued dividends by the conversion price of $2.00 per common share. Beginning February 13, 2000, the number of shares issued upon conversion was to be determined by dividing the liquidation value of $1,000 plus accrued dividends by the conversion price of $1.33 per common share. The beneficial conversion feature related to the possible conversion of the Series B Stock at $1.33 per share, which equaled $2,527,723 at the issuance date, was attributed to additional paid-in-capital and was being accounted for as a charge to net loss applicable to common stockholders over the period from issuance through February 13, 2000.

         During May 1999, ACTV redeemed all of the outstanding Series B Stock for a total of approximately $5.8 million. The Series B Stock had been convertible into common stock at $2.00 per share beginning in November 1998. ACTV effectively redeemed the Series B Stock at an equivalent of $2.20 per common stock share, a price significantly less than the market price at the time of the redemption. The redemption avoided the possible future issuance of more than 2.8 million shares of common stock.

         DEBT FINANCING
         In January 1998, the ACTV subsidiaries, ACTV Entertainment, Inc. and The Texas Individualized Television Network, Inc. ("Texas Network") entered into a note purchase agreement, dated as of January 13, 1998 with certain private investors. Pursuant to the agreement, the investors purchased $5.0 million aggregate principal amount notes from the Company's subsidiaries. The notes bear interest at a rate of 13.0% per annum, payable semi-annually, with principal repayment in one installment on June 30, 2003. During the term of the notes, the Company may pay any four semi-annual interest payments in kind rather than in cash, with an increase in the rate applicable to such payments in kind to 13.75% per annum. The Company chose to make the first two semi-annual interest payments (June 30, 1998 and December 31, 1998) in kind. The note is secured by the assets of the Texas Network, and is guaranteed by ACTV, Inc.

         In connection with the purchase of such note, the investors received on January 14, 1998 a common stock purchase warrant (The "Warrant") of Texas Network that granted the investors either the right to purchase up to 17.5% of the fully-diluted shares of common stock of Texas Network or, through July 14, 1999, to exchange the Warrant for such number of shares of the Company's common stock, at the time of and giving effect to such exchange, that were equal to 5.5% of the fully diluted number of shares of common stock outstanding.

         For accounting purposes, the Company allocated approximately $1.4 million to the value of the Warrant, based on the market value of the Company's common stock into which the Warrant was convertible at issuance. The Warrant was included outside of Consolidated Stockholders' Equity (Deficiency) due to its cash put feature and the notes were recorded at a value of proceeds received less the value attributed to the Warrant. The difference between the recorded value of the notes and their principal value was being amortized as additional interest expense over the life of the notes. The Warrant was exchanged and exercised for the Company's common stock during the first quarter of 1999.

The Company intends to repay the debt in full during the second quarter of 2000.

6.     STOCKHOLDERS' EQUITY (DEFICIENCY)

At December 31, 1999, the Company had reserved shares of Common Stock for issuance as follows:



1989 Qualified Stock Option Plan                                     11,183
1989 Non-Qualified Stock Option Plan                                  9,750
1996 Qualified Stock Option Plan                                    302,483
1998 Qualified Stock Option Plan                                    743,334
1999 Qualified Stock Option Plan                                  1,399,500
Options granted outside of formal plans                          14,166,588
                                                                 ----------
  Total                                                          16,632,838



CONVERTIBLE PREFERRED STOCK
         At December 31, 1999, the Company was authorized to issue 1,000,000 shares of blank check preferred stock, par value $0.10 per share, of which 120,000 shares were designated Series A Convertible Preferred Stock and 6,110 shares were designated Series B Stock. There were 86,200 and 56,300 shares of Series A Preferred outstanding at December 31, 1997 and 1998, respectively. Prior to December 31, 1999, the holders converted all of the outstanding shares of Series A preferred stock and the Company cancelled the Series A designation. There were

0 and 5,018 shares of Series B Stock issued and outstanding as of December 31, 1997 and 1998, respectively. The Company redeemed all of the Series B Stock in May 1999 and cancelled the Series B Stock designation.

7.     STOCK OPTIONS

         During 1989, the Board of Directors approved an employee incentive stock option plan. This plan provides for the granting to key employees of options to purchase up to 100,000 shares of common stock. The plan stipulates that the option price be not less than fair market value on the date of grant. Options granted will have an expiration date not to exceed ten years from the date of grant. At December 31, 1999, 96,500 options had been granted under this plan (net of cancellations), of which 85,317 had been exercised.

         In addition, in August 1989, the Board of Directors approved a Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), to be administered by the Board of Directors or a committee appointed by the Board. The Non-Qualified Plan provides for the granting to employees, officers, directors, consultants and independent contractors of options to purchase up to 100,000 shares of common stock. The Non-Qualified Plan stipulates that the option price be not less than fair market value at the date of grant, or such other price as the Board may determine. Options granted under this Plan expire on a date determined by the committee but in no event later than three months after the termination of employment or retainer. At December 31, 1999, 91,500 options had been granted under this plan (net of cancellations), of which 81,750 had been exercised.

         During 1996, the Board of Directors approved the Company's 1996 Stock Option Plan (the "1996 Option Plan"). The 1996 Option Plan provides for grants to employees and others who provide significant services to the Company of options to purchase up to 500,000 shares of common stock. As of December 31, 1999, the Company had granted 483,484 options under the plan (net of cancellations), of which 181,001 had been exercised.

         During 1998, the Board of Directors approved the Company's 1998 Stock Option Plan (the "1998 Option Plan"). The 1998 Option Plan provides for grants to employees and others who provide significant services to us of options to purchase up to 900,000 shares of common stock. As of December 31, 1999, the Company had issued 830,501 options under the plan (net of cancellations), of which 87,167 had been exercised.

         During 1999, the Board of Directors approved the Company's 1999 Stock Option Plan (the "1999 Option Plan"). The 1999 Option Plan provides for grants to employees and others who provide a significant service to the Company of options to purchase up to 1,500,000 shares of common stock. In addition, the 1999 Option Plan allows for options already issued to be consolidated under the Option Plan. As of December 31, 1999, the Company had issued 1,451,500 options under the 1999 Option Plan (net of cancellation), of which 218,000 were consolidated into the plan from stock appreciation rights plans. As of December 31, 1999, 10,000 options had been exercised under the 1999 Option Plan.

         At December 31, 1998, the Company also had outstanding options and warrants not issued pursuant to a formal plan that were issued to directors, certain employees, and consultants and pursuant to financing transactions for the purchase of 14,166,588 shares of common stock. The prices of these options and warrants range from $1.50 to $15.00 per share; they have expiration dates in the years 2000 through 2007. The options and warrants granted are not part of the stock option plans discussed above.

A summary of the status of the Company's stock options as of December 31, 1999, 1998 and 1997 is as follows:



                                                       1999                   1998                  1997
                                                        WGTD.                 WGTD.                WGTD.
                                                        AVG.                  AVG.                  AVG.
                                             1999       EXER       1998       EXER       1997       EXER
                                            SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                         ------------------------------------------------------------------
Outstanding at beginning
Of period                                   7,850,007             3,539,218             3,328,718
Options and warrants granted               14,759,501    $8.20    6,376,073    $1.91      339,683    $1.91
Options and warrants exercised              5,801,670    $1.98    1,844,951    $1.64       17,000    $0.73
Options and warrants terminated               175,000    $4.00      220,333    $2.86      112,183    $4.06
Outstanding at end
Of period                                  16,632,838    $7.44    7,850,007    $1.90    3,539,218    $1.81
Options and warrants exercisable at end
of period                                   9,369,330    $9.08    5,782,275    $1.99    2,363,134    $1.87



The following table summarizes information about stock options outstanding at December 31, 1999:



                                         WEIGHTED
                                         AVERAGE       WEIGHTED
                         NUMBER         REMAINING      AVERAGE            NUMBER          WEIGHTED
     RANGE OF        OUTSTANDING AT    CONTRACTUAL     EXERCISE       EXERCISABLE AT  AVERAGE EXERCISE
 EXERCISE PRICES        12/31/99           LIFE         PRICE            12/31/99          PRICE
-------------------------------------------------------------------------------------------------------

        $0 to 4.00          6,638,338      5.2 Years        $1.65           3,427,269            $1.69
     $4.01 to 8.00          3,082,500      1.2 Years        $7.65           2,500,000            $8.00
    $8.01 to 12.00          1,842,500      3.7 Years        $9.78             675,000           $10.85
   $12.01 to 15.00          5,033,500      2.8 Years       $14.00           5,000,000           $14.00
   $15.01 to 25.00             36,000      4.9 Years       $20.26                   0              N/A



         The weighted average fair value of options granted during 1998 and 1999 was $.97 and $5.85 per share, respectively, excluding the value of options granted and terminated within the year. In the case of each issuance, options were issued at an exercise price that was higher than the fair market value of the Company's common stock on the date of grant. The Company applies APB No. 25 and related Interpretations in accounting for its stock option and purchase plans. Accordingly, no compensation cost has been recognized for option issuances. Had compensation cost for the Company's option issuances been determined based on the fair value at the grant dates consistent with the method of FASB Statement 123, the Company's net loss and loss per basic and diluted share for the years ended December 31, 1997, 1998, and 1999 would have been increased to the pro forma amounts indicated below:



NET LOSS TO COMMON STOCKHOLDERS                         1997            1998            1999
-------------------------------                         ----            ----            ----
As reported                                            $10,358,683    $20,552,359     $23,377,611
Pro forma                                              $10,574,807    $21,987,835     $25,780,428



NET LOSS PER BASIC AND DILUTED COMMON SHARE
-------------------------------------------
As reported                                                  $0.80          $0.96           $0.61
Pro forma                                                    $0.82          $1.02           $0.67


         The Company estimated the fair value of options issued during 1997, 1998, and 1999 on the date of each grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield, expected volatility for 1997, 1998, 1999 of 57.3%, 49.5%, and 94.4%, respectively, and a risk free interest rate of 6% for all years.

8.     STOCK APPRECIATION RIGHTS PLANS

       The Company's 1992 Stock Appreciation Rights Plan ("SARs Plan") was approved by the Company's stockholders in December 1992. Subject to adjustment as set forth in the 1992 SARs Plan, the aggregate number of stock appreciation rights to be granted could not exceed 900,000.

       The Company's 1996 SARs Plan was adopted by the Board of Directors in April 1996 and approved by the stockholders in July 1996. Subject to adjustment as set forth in the 1996 SARs Plan, the aggregate number of SARs to be granted pursuant to the 1996 SARs plan could not exceed 500,000; provided, however, that at no time could there be more than an aggregate of 900,000 outstanding, unexercised SARs granted pursuant to both the 1996 SARs Plan and the 1992 SARs Plan. The 1996 SARs Plan imposed no limit on the number of recipients to whom awards could be made. Both the 1992 and 1996 SARs Plans were administered by the Stock Appreciation Rights Committee of the Company's Board of Directors.

       SARs could not be exercised until six months from the date of grant. SARs issued pursuant to the 1992 SARs Plan vested in five equal annual installments beginning twelve months from the date of grant. SARs issued pursuant to the 1996 SARs Plan vested either in a lump sum or in such installments, which did not need to be equal, as the Committee determined. If a holder of SARs ceased to be an employee, director or consultant of the Company, or a subsidiary or affiliate, other than by reason of the holder's death or disability, any SARs that had not vested became void. Exercise of SARs also were subject to such further restrictions (including limits on the time of exercise) as were necessary to satisfy the requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission and any other applicable law or regulation (including, without limitation, federal and state securities laws and regulations). SARs were not transferable except by will or under the laws of descent and distribution or pursuant to a domestic relations order as defined in the Internal Revenue Code of 1986, as amended.

       Upon exercise of SARs the holder received for each share for which a stock appreciation right was exercised, as determined by the SARs Committee in its discretion, (a) shares of the Company's common stock, (b) cash, or (c) cash and shares of common stock, equal to the difference between (i) the fair market value per share of the common stock on the date of exercise of the stock appreciation right and (ii) the exercise price of a stock appreciation right, which amount could be no less than the fair market value per share of common stock on the date of grant of the SARs.

         Under the 1992 SARs Plan, as of December 31, 1998, the Company had granted 516,000 outstanding SARs (with an exercise price of $1.50 per share) to ten employees. The SARs expired between 2001 and 2006. Under the 1996 SARs Plan, as of December 31, 1998, the Company had granted 380,000 outstanding SARs (with an exercise price of $1.50 per share) to six employees. The SARs expired between 2002 and 2006. During 1998, no SARs were exercised.

       The Company's balance sheets at December 31, 1999 and December 31, 1998, reflect expense accruals of $0 and $2.0 million, respectively, related to the Company's SARs plan. No SARs were exercised for cash during the first three quarters of 1999. In May 1999, Messrs. Samuels, Reese and Crowley agreed to retroactively exercise their vested SARs for unregistered shares of common stock, based upon the closing market price of $3 15/16 on January 4, 1999. As a result, the SARs expense for the first three months of 1999 was approximately $3.2 million less than it would have been otherwise. In September 1999, all remaining SARs were converted into options that became part of the Company's 1999 Option Plan.

This conversion resulted in a current period expense of $1.3 million with an additional charge of $381,000 to future periods when the corresponding options vest. In September 1999, the Company exchanged all of the outstanding SAR for stock options with the same exercise prices and vesting dates and cancelled its SAR plans. To account for this exchange, for the year ended December 31, 1999, the Company simultaneously incurred non-cash compensation expense of $1,254,000 as a component of selling and administrative expense and non-cash income of $2.6 million from the elimination of the SAR liability related. Additionally, the Company incurred a $381,000 non-cash charge to deferred expenses for rights that had not vested as of December 31, 1999.

9.     INCOME TAXES

         The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES.

         Deferred income taxes reflect the net tax effects at an effective tax rate of 35.33% of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax asset as of December 31, 1997, December 31, 1998, and December 31, 1999 are as follows:



                                                                            1997                 1998            1999
                                                                            ----                 ----            ----
         Deferred tax assets:

                Operating loss carryforwards                             $16,131,213      $20,254,782     $27,388,791
                Differences between book and tax basis of property            56,148          852,587       1,561,275
                                                                        ------------    -------------     -------------
                                                                          16,187,361       21,107,369      28,950,066
         Deferred tax liabilities:

                Differences between book and tax basis of property          (181,104)        (454,618)
                                                                         ------------      ------------
 (305,561)                                                                                                 16,000,257
         20,652,751                                                       28,644,505

         Valuation Allowance                                             (16,000,257)     (20,652,751)
                                                                         ------------    ------------
 (28,644,505)
  ------------
         Net deferred tax asset                                    $               0     $          0     $         0
                                                                    =================    =================  ============



         The increase in the valuation allowance for the year ended December 31, 1998 and 1999, was approximately $4.7 and $8.0 million, respectively. There was no provision or benefit for federal income taxes as a result of the net operating loss in the current year.

         Section 382 of the Internal Revenue Code of 1986, as amended, limits the ability of a corporation that undergoes an "ownership change" to use its net operating losses to reduce its tax liability. The February 2000 follow on offering of our common stock may have triggered such an ownership change. In that event, we would not be able use our pre-ownership-change net operating losses in excess of the limitation imposed by Section 382. This limitation generally would be calculated by multiplying the value of our stock immediately before the ownership change by a specified rate, which was 5.72% for ownership changes that took place during January 2000.

         At December 31, 1998 and 1999, the Company has Federal net operating loss carryovers of approximately $57.3 and $77.5 million, respectively. These carryovers will expire between the years 1999 and 2014.

10.    RETIREMENT PLAN

       The Company maintains a Defined Contribution Retirement Plan, called the Plan. Employees become eligible to participate in the Plan after one full year of service. The Company contributes to the Plan based on the specific percentage of the participant's eligible contribution, up to the lesser of 5% of the participant's salary or $10,000, in the form of common stock. The participant fully vests in the Company's contribution after five years of service.

11.    COMMITMENTS

         At December 31, 1999, future aggregate minimum lease commitments under non-cancelable operating leases, which expire in 2000, 2001, 2005 and 2015, were approximately $13,180,000. The leases contain customary escalation clauses, based principally on real estate taxes. Rent expense related to these leases for the years ended December 31, 1997, 1998, and 1999 aggregated $330,430, $422,729, and $518,882 respectively.

         The Company has employment agreements with certain key employees. These agreements extend for a period of a maximum of five years and contain non-competition provisions, which extend one year after termination of employment with the Company. The Company is committed to expend a total of approximately $2.3 per year under these agreements.

12.    CONCENTRATION OF CREDIT RISK

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and receivables. The Company attempts to mitigate cash investment risks by placing such investments in insured depository accounts and with financial institutions that have high credit ratings. Concentrations of risk with respect to trade receivables exist because of the relatively few companies or other organizations (primarily educational or government bodies) with which the Company currently does business. The Company attempts to limit these risks by closely monitoring the credit of those to whom it is contemplating providing its products, and continuing such credit monitoring activities and other collection activities throughout the payment period. In certain instances, the Company will further minimize concentrations of credit risks by requiring partial advance payments for the products provided.

13.   FAIR VALUE OF FINANCIAL INSTRUMENTS

         For financial instruments, including cash and cash equivalents, accounts receivable and payable, and accruals, the carrying amounts approximated fair value because of their short maturity. The Notes Payable of the Texas Individualized Television Network, Inc. were issued in 1998 and management believes that its carrying value is representative of its fair value.

14.   SEGMENT REPORTING

         ACTV, Inc., develops and markets proprietary technologies for individualized television programming ("Individualized Programming") and for television/Internet convergence ("HyperTV"). Since its inception, the Company has been engaged in the development of Individualized Programming, the production of programs that use Individualized Programming and marketing and sales of the various products and services incorporating Individualized Programming. During 1996, the Company conceptualized and developed HyperTV for the television/Internet convergence market. In 1997, the Company introduced to the education market eSchool Section Online, which was the first commercial application of HyperTV.

Information concerning the Company's business segments in 1997, 1998, and 1999 is as follows:


                                      1997            1998            1999
                              ------------    ------------    ------------
REVENUES
------------
Individualized Television     $         --    $         --    $         --
HyperTV                          1,650,955       1,405,838       2,117,938
Unallocated corporate                   --              --
                              ------------    ------------    ------------
Total                         $  1,650,955    $  1,405,838    $  2,117,938
                              ------------    ------------    ------------
DEPRECIATION & AMORTIZATION
Individualized Television     $    172,123    $    763,241    $    891,729
HyperTV                             29,622         206,338         450,406
Unallocated Corporate              552,309         563,151         660,901
                              ------------    ------------    ------------
TOTAL                         $    754,054    $  1,532,730    $  2,003,036
---------------------------   ------------    ------------    ------------
INTEREST EXPENSE (INCOME)
--------------------------
INDIVIDUALIZED TELEVISION     $     (9,391)   $    850,770    $  1,014,617
-------------------------
HYPERTV                             (8,128)         (8,405)          1,211
------
UNALLOCATED CORPORATE              (99,351)         94,403        (420,358)
---------------------------   ------------    ------------    ------------
TOTAL                         $   (116,870)   $    936,768    $    595,470
---------------------------   ------------    ------------    ------------
NET LOSS
--------
Individualized Television     $  2,678,832    $  5,273,173    $  6,203,020
HyperTV                          1,771,671       2,020,228       4,421,230
Unallocated corporate            5,908,180      13,574,923      12,753,361
                              ------------    ------------    ------------
Total                         $ 10,358,683    $ 20,868,324    $ 23,377,611
                              ------------    ------------    ------------
CAPITAL EXPENDITURES
--------------------
Individualized Television     $    139,897    $    947,710    $  2,030,469
HyperTV                            273,778         361,716       2,768,824
Unallocated corporate            2,482,128         618,495       6,110,909
                              ------------    ------------    ------------
Total                         $  2,895,803    $  1,927,921    $ 10,910,202
                              ------------    ------------    ------------
CURRENT ASSETS
---------------
Individualized Television     $    290,421    $  1,449,763    $  1,857,450
HyperTV                            775,855         844,683       1,334,634
Unallocated corporate              337,255       4,280,110       8,373,750
                              ------------    ------------    ------------
Total                         $  1,403,531    $  6,574,556    $ 11,565,834
                              ------------    ------------    ------------
TOTAL ASSETS
--------------
Individualized Television     $  3,105,174    $  4,708,444    $  6,244,009
HyperTV                          1,023,170       1,250,825       4,712,644
Unallocated corporate            3,773,575       7,646,773      17,195,405
                              ------------    ------------    ------------
Total                         $  7,901,918    $ 13,606,042    $ 28,152,058
                              ------------    ------------    ------------



15.   INVESTMENT AND ADJUSTMENTS

         In January 1995, the Company invested $274,325 in the common stock (approximately 15% of ownership interest) of a company, which had licensed the Company's Individualized Programming for commercialization in special-purpose theaters.

         The Company also performed executive production services for this company on a fee basis. During 1996, the Company recorded license fee and production service revenue from the company of $16,789 and $199,666, respectively.

At December 31, 1996, the Company had unpaid receivables pursuant to such revenues of $82,746.

         During 1997, the company filed for liquidation under United States Bankruptcy laws. In anticipation of such filing, at December 31, 1996 the Company provided a reserve for the full amount of the receivables outstanding of $82,746 and a valuation allowance for its full investment in the Licensee of $274,325.

16. INCENTIVE COMPENSATION PROVISIONS

      For the year ended December 31, 1999, the Company incurred executive compensation expense of $4.4 million. Approximately $1.3 million of the yearly total was non-cash compensation attributable to the exchange of stock options for stock appreciation rights, as described above. An additional component of total compensation expense was approximately $3.1 million for the year, related to an incentive compensation provision that is based on changes in the market value of the Company's common stock during the twelve-month period ended March 31, 1999. The Company is accruing the total value of the award in four equal quarterly amounts, beginning March 31, 1999, since it is payable in quarterly installments that are contingent on continued employment of the executive receiving this compensation. The Company paid approximately 55% of the award, in the form of unregistered common stock.

17.   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

      The consolidated financial statements at December 31, 1998 and 1999, reflect non-cash activity during the years ended December 31, 1998 and 1999, that relate to stock appreciation rights, notes and stock issued in lieu of cash compensation, subsidiary preferred stock dividends and accretions, and preferred stock dividends payable. The non-cash stock appreciation rights activity for the years ended December 31, 1998 and 1999, increased by $2.0 million for both years. The stock issued in lieu of cash compensation for the years ended December 31, 1998 and 1999 was $2.0 million and $6.4 million, respectively. The notes issued in lieu of cash compensation for the years ended December 31, 1998 was $686,641. During the term of the notes issued in January 1998 by ACTV subsidiaries, ACTV Entertainment, Inc. and the Texas Network, the Company may pay any four semi-annual interest payments in kind rather than in cash. The Company chose to make the first two semi-annual interest payments in kind through issuance of notes (June 30, 1998 and December 31, 1998). The subsidiary preferred stock dividends and accretions for the years ended December 31, 1998 was $5.7 million and the preferred stock dividends payable for the years ended December 31, 1998 and 1999 increased by $162,595 and $115,660, respectively.

      The Company made no cash payments of interest or income taxes during the years ended December 31, 1997 and 1998. During the year ended December 31, 1999, the Company made cash interest payments of $739,263, related to the $5.0 million original fair value note, and no cash payments of income tax.

18.   MINORITY INTEREST

       In November 1999, the Company formed a company with Motorola Broadband Communications Sector, formerly General Instrument Corporation, to develop applications for the delivery of addressable advertising to cable subscribers regardless of whether they have subscribed to an individualized television service. The applications developed through this company, Digital ADCO, would permit advertisers to deliver targeted messages to individual viewers based on 32 demographic information stored in their digital set-top boxes. The Digital ADCO system would allow different advertisements to go to different households watching the same television show. Under the terms of our agreement with Motorola Broadband, the Company licensed five of the Company's patents to Digital ADCO in exchange for 51% of the common stock of Digital ADCO. Motorola Broadband has licensed six of its patents, and made a $5.0 million capital commitment for 49% of Digital ADCO's common stock. Any capital contribution after Motorola Broadband has fulfilled its initial $5.0 million commitment will be made pro rata based on ownership interests. In November, the first $2.0 million of $5.0 million was contributed to the company by General Instruments with $3.0 million to follow in the next twelve months.

19.   SUBSEQUENT EVENTS

       In February 2000, the Company completed a follow-on offering of 4.0 million common shares as well as 0.6 million common shares to cover the over-allotments of the Company's underwriters, Credit Suisse First Boston, Bear Stearns & Co. Inc., Lehman Brothers, and Salomon Smith Barney. The total common shares of 4.6 million were priced to the public at $30 per share or $138 million. Underwriting discounts and commissions of $1.80 per share or $8.28 million were deducted resulting in net proceeds of $28.70 per share or $129.7 million. The Company intends to use the net proceeds from our sale of shares in the offering to repay approximately $5.9 million of outstanding indebtedness; and for general corporate purposes, including working capital requirements, potential minority investments in strategic alliances and potential acquisition.

(a)2.    FINANCIAL STATEMENT SCHEDULE

         The following Financial Statement Schedule for the years ended December 31, 1999, December 31, 1998, and December 31, 1997 is filed as part of this Annual Report. Schedule II - Valuation and Qualifying Accounts and Reserves



                            COLUMN B             COLUMN C           COLUMN D     COLUMN E
                            --------         ----------------      ---------    ---------

                           Balance at    Charged to   Charged to                Balance at
                            Beginning    Costs and      Other                        End
Description                of Period      Expenses     Accounts   Deductions     of Period
-----------               ------------------------    ------------------------   ----------

  Year ended 12/31/97:

Accounts receivable
allowance for doubtful
accounts                 $ 82,746   $ 43,188       --     $ 82,746   $ 43,188

Reserve for investment
losses                   $274,325       --     $274,325       --         --

 Year ended 12/31/98:

Accounts receivable
allowance for doubtful
accounts                 $ 43,188       --         --     $ 43,188       --

Reserve for investment
losses                       --         --         --         --         --

Year ended 12/31/99:

Accounts receivable
allowance for doubtful
accounts                 $   --         --         --         --         --

Reserve for investment
losses                       --         --         --         --         --



During 1997, the balances of $82,746 of accounts receivable and $274,325 of investments were written off as uncollectable or unrecoverable, respectively. During 1998, there were no changes to either the accounts receivable allowance or investment loss reserve. Uncollectable accounts receivables in the amount of $43,188 were written off in 1999.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YOU SHOULD READ THE FOLLOWING DISCUSSION TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE AND INCORPORATED BY REFERENCE. THE RESULTS DISCUSSED BELOW ARE NOT NECESSARILY INDICATIVE OF THE RESULTS TO BE EXPECTED IN ANY FUTURE PERIODS. TO THE EXTENT THAT THE INFORMATION PRESENTED IN THIS DISCUSSION ADDRESSES FINANCIAL PROJECTIONS, INFORMATION OR EXPECTATIONS ABOUT OUR PRODUCTS OR MARKETS OR OTHERWISE MAKES STATEMENTS ABOUT FUTURE EVENTS, SUCH STATEMENTS ARE FORWARD-LOOKING AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE STATEMENTS MADE. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" FOR FURTHER INFORMATION ABOUT FORWARD-LOOKING STATEMENTS.

OVERVIEW

         Since our inception, the primary focus of our operating activities has been to develop proprietary technologies that enable programmers and advertisers to create individualized programming and programming enhancements--first for television and later for the emerging area of television/Internet convergence. We call our technologies for the television and television/Internet convergence markets Individualized Television and HyperTV, respectively.

RESULTS OF OPERATIONS

         Since we have engaged principally in the research and development of Individualized Television and HyperTV, our historical results of operations are not indicative of, and should not be relied upon as an indicator of, our future performance.

     COMPARISON OF FISCAL YEAR ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

         REVENUES. Revenues increased 51% to $2.1 million for the year ended December 31, 1999, from $1.4 million for the year ended December 31, 1998, due to an increase in HyperTV sales. Substantially all of our revenues in 1998 and the majority of our revenues in 1999 were derived from sales of HyperTV software, services and related computer hardware.

         TOTAL COSTS AND EXPENSES. Total costs and expenses increased 56% to $24.3 million for the year ended December 31, 1999, from $15.6 million for the year ended December 31, 1998. Cost of sales decreased 20% to $174,032 for the year ended December 31, 1999, from $218,574 for the year ended December 31, 1998, and cost of sales as a percentage of revenues decreased to 8% for the year ended December 31, 1999 from 16% for the year ended December 31, 1998. The decrease as a percentage of revenues was the result of an increase in service-driven revenues in the recent year having proportionately less associated direct costs. Total costs and expenses, excluding cost of sales, increased 57% to $24.2 million for the year ended December 31, 1999, from $15.4 million for the year ended December 31, 1998. The increase was due principally to significantly higher stock appreciation rights, which we refer to as SARs, which resulted from a large increase in the market price of our common stock in the first nine months of 1999. The SAR expense for both years ended December 31, 1998 and 1999 was $2.0 million. In September 1999, we exchanged all of our outstanding SARs for stock options with the same exercise prices and vesting dates. To account for this exchange, we simultaneously incurred non-cash compensation expense of $1.3 million as a component of selling and administrative expense and non-cash income of $2.6 million from the elimination of our liability related to SARs. Additionally, we incurred a $381,000 non-cash charge to deferred expenses for those SARs that have not vested. We also incurred a $3.1 million charge related to an incentive compensation provision that is based on changes in the market value of our common stock during the twelve-month period ended March 31, 1999. We are accruing the total value of the award in four equal quarterly amounts, beginning March 31, 1999, since it is payable in quarterly installments that are contingent on continued employment by us of the executive receiving this compensation. We have paid approximately 55%, of the award in the form of our unregistered common stock. Selling and administrative expense increased 73% to $17.0 million for the year ended December 31, 1999, from $9.9 million for the year ended December 31, 1998, due chiefly to non-cash employee compensation, paid in the form of stock.

         INTEREST (EXPENSE) INCOME-NET. Interest expense increased 12% to $1,044,227 for the year ended December 31, 1999, from $932,247 for the year ended December 31, 1998. Interest expense is related to the $5.0 million notes issued in January 1998 by one of our subsidiaries. We chose to pay the interest due on the notes on June 30, 1998 and December 31, 1998 in kind rather than in cash. Interest income increased 144% to $448,757 for the year ended December 31, 1999, from $184,285 for the year ended December 31, 1998. The increase was due to higher average cash balances in 1999.

         MINORITY INTEREST--SUBSIDIARY PREFERRED STOCK DIVIDEND AND ACCRETION. For the year ended December 31, 1999, we had no accrual for or payments of subsidiary preferred stock dividends, compared to accruals of $200,305 for the year ended December 31, 1998, related to preferred stock issued by a subsidiary of ours, which was accounted for as a minority interest. The subsidiary preferred stock was retired in November 1998 in exchange for a combination of our new Series B preferred stock, which was subsequently redeemed in full in May 1999, common stock and warrants. In addition, we paid all preferred dividends during the year ended December 31, 1998 in the form of our common stock.

         PREFERRED STOCK DIVIDEND AND ACCRETION. For the year ended December 31, 1999, we paid $494,431 in preferred stock dividends, related to our Series B preferred stock, compared to no such preferred dividend payments during the comparable 1998 period. The Series B preferred stock was issued in November 1998 and was redeemed in full in May 1999.

         NET LOSS APPLICABLE TO COMMON STOCKHOLDERS. Net loss applicable to common stockholders increased 12% to $23.4 million, or $0.61 per basic and diluted share, for the year ended December 31, 1999, from $20.9 million, or $0.98 per basic per basic and diluted share, for the year ended December 31, 1998.

     COMPARISON OF FISCAL YEAR ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

         REVENUES. Revenues decreased 15% to $1.4 million for the year ended December 31, 1998, from $1.7 million for the year ended December 31, 1997. The decrease was the result of our product shift toward on-line learning software and services in 1998 and away from video programming and related equipment. All of our revenues during 1998 were derived from the on-line learning market, compared to 20% in 1997.

         TOTAL COSTS AND EXPENSES. Total costs and expenses increased 71% to $15.6 million for the year ended December 31, 1998, from $9.1 million for the year ended December 31, 1997. Cost of sales decreased 54% to $218,574 for the year ended December 31, 1998, from $471,956 for the year ended December 31, 1997, and cost of sales as a percentage of revenues decreased to 16% in 1998 from 29% in 1997. The decrease as a percentage of revenues was due to a shift in revenue mix from video programming and related equipment, which represented the majority of revenues in 1997, to eSchool which has higher gross margins. Total costs and expenses, excluding costs of sales, increased 78% to $15.4 million for the year ended December 31, 1998, from $8.6 million for the year ended December 31, 1997. The increase was attributable to a number of factors, including a large change in stock appreciation rights due to a higher common stock price at December 31, 1998, a rise in both operating expenses and selling and administrative expense principally from increased activity of our Texas-based regional network operation and to higher depreciation and amortization expense. Depreciation and amortization expense increased 103% to $1.5 million from $754,053 for 1997. This increase was due principally to depreciation for the full year in 1998 of television production equipment installed in our Texas subsidiary's facility, compared to several months during 1997, and to greater amortization of software development costs in the more recent year.

         INTEREST (EXPENSE) INCOME-NET. We incurred interest expense of $932,247 for the year ended December 31, 1998, compared to no interest expense for the year ended December 31, 1997. Interest expense is related to the $5.0 million notes issued in January 1998 by one of our subsidiaries. Interest income increased 58% to $184,285 for the year ended December 31, 1998, from $116,870 for the year ended December 31, 1997. The increase resulted from higher available average cash balances in the more recent year.

         MINORITY INTEREST--SUBSIDIARY PREFERRED STOCK DIVIDEND AND ACCRETION. For the years ended December 31, 1998 and 1997, we recorded $5.6 million and $3.0 million, respectively, for dividends and accretion on subsidiary convertible preferred stock issuances, which were accounted for as a minority interest. All dividend payments were made in our common stock. The increase during 1998 is the result principally of our redemption in full of the subsidiary convertible preferred stock.

         NET LOSS APPLICABLE TO COMMON STOCKHOLDERS. Net loss applicable to common stockholders increased 101% to $20.9 million, or $0.98 per basic and diluted share, for the year ended December 31, 1998, from $10.3 million, or $0.80 per basic and diluted share, for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

         Since our inception, we have not generated revenues sufficient to fund our operations, and we have incurred operating losses. Through December 31, 1999, we had an accumulated deficit of approximately $95.3 million. Our cash position on December 31, 1999 was $8.8 million, compared to $5.2 million on December 31, 1998.

         NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

         During the year ended December 31, 1999 and 1998, we used $12.7 million and $10.0 million, respectively, in cash for our operations. Despite the increase in net loss in the more recent period, a higher percentage of this loss was the result of non-cash charges. During the year ended December 31, 1998, we used $10.0 million in cash for our operations, compared with $6.6 million for the year ended December 31, 1997. The increase was due to both a higher operating deficit as well as a net use of cash related to asset and liability changes. During the years ended December 31, 1997 and 1996, we used $6.6 million and $7.6 million, respectively, in cash for our operations. The decrease was due to lower operating expenses and higher gross margins, which more than offset higher selling and administrative expenses.

         NET CASH USED IN INVESTING ACTIVITIES AND CAPITAL EXPENDITURES

         With respect to investing activities, during the year ended December 31, 1999, we used cash of $10.9 million. These activities were related to the acquisition of patents and investments in patents pending, computer hardware and software development. With respect to investing activities during the year ended December 31, 1998, we used cash of $1.9 million for patents, property and equipment, and systems and software development. With respect to investing activities during the year ended December 31, 1997, we used cash of $2.8 million, related principally to the purchase of equipment for a television master control facility in Dallas, Texas and for the systems development related to the incorporation of Individualized Television into the Motorola Broadband cable set-top box and to eSchool.

         NET CASH PROVIDED BY FINANCING ACTIVITIES

         We met our cash needs in the year ended December 31, 1999 from sales of our common stock to private investors, totaling approximately $18.9 million, and from the exercise of stock options and warrants, totaling approximately $12.0 million. We met our cash needs in the year ended December 31, 1998 from sales of our common stock totaling approximately $10.8 million to private investors, including $5.0 million invested by Liberty Media. Liberty Media also received an option to invest an additional $5.0 million for the same price per share. We met our cash needs in the year ended December 31, 1997 from the proceeds of a series of private placements during

1997 of our common stock totaling $1.5 million, convertible preferred stock totaling $2.0 million, and from the remainder of funds received from the sale in 1996 of exchangeable preferred stock issued by a wholly-owned subsidiary totaling $9.1 million.

         With respect to other financing activities, for the year ended December 31, 1999, we redeemed all of our outstanding Series B preferred stock by paying a total of approximately $5.8 million, which represents a 10% premium above the stock's face value plus accrued dividends. Because the Series B preferred stock was convertible into our common stock at $2.00 per share beginning in November 1999, we effectively redeemed the preferred stock by buying it at an equivalent of $2.20 per common stock share, a price significantly less than the market price of a share of our common stock at the time of the redemption. The redemption avoided the possible future issuance of more than 2.8 million shares of our common stock.

         In November 1999, we formed a company with Motorola Broadband Communications Sector, formerly General Instrument Corporation, to develop applications for the delivery of addressable television advertising. Under the terms of our agreement with Motorola Broadband, the Company licensed five of our patents to Digital ADCO in exchange for 51% of the common stock of Digital ADCO. Motorola Broadband has licensed six of its patents and made a $5.0 million capital commitment for 49% of Digital ADCO's common stock. Any capital contribution after Motorola Broadband has fulfilled its initial $5.0 million commitment will be made pro rata based on ownership interests. In November, the first $2.0 million of $5.0 million was contributed to the company by General Instruments with $3.0 million to follow in the next twelve months.

         In February 2000, we completed a follow-on offering of 4.0 million common shares as well as 0.6 million common shares to cover the over-allotments of our underwriters, Credit Suisse First Boston, Bear Stearns & Co. Inc., Lehman Brothers, and Salomon Smith Barney. The total common shares of 4.6 million were priced to the public at $30 per share or $138 million. Underwriting discounts and commissions of $1.80 per share or $8.28 million were deducted resulting in net proceeds of $28.70 per share or $129.7 million. We intend to use the net proceeds from our sale of shares in the offering to repay approximately $5.9 million of outstanding indebtedness, and for general corporate purposes, including working capital requirements, potential minority investments in strategic alliances and potential acquisition.

YEAR 2000 COMPLIANCE

         The year 2000 issue is the result of computer software that was written with only two digits rather than four digits to represent the year in a date field. Computer hardware and software applications that are date-sensitive may interpret a date represented as "00" to be the year 1900 rather than the year 2000. The result could be system failure or miscalculations causing the disruption of operations.

         We believe that our internal systems, relating to both computer hardware and software, will function properly with respect to dates in the year 2000 and beyond. In addition, we believe that our proprietary software either sold directly to third parties or incorporated in products sold to third parties is year 2000 compliant. Having performed an assessment of the potential year 2000 problem, we do not expect to incur significant costs related to year 2000 issues. However, there is general uncertainty regarding the year 2000 problem and its effect on the overall business environment. We cannot determine at this time whether the year 2000 problem will have a material impact on our operations or financial condition as the result of significant disruptions to the U.S. economy or business infrastructure.

IMPACT OF INFLATION

         Inflation has not had any significant effect on our operating costs.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, called SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at fair value. The statement requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000; however, it may be adopted earlier. It cannot be applied retroactively to financial statements of prior periods. We have not yet determined the impact, if any, the adoption of SFAS No. 133 will have on its financial statements.

APPENDIX B

                                   ACTV, INC.

                            2000 STOCK INCENTIVE PLAN
                            -------------------------

1.THE PLAN

a) PURPOSE. This ACTV, Inc. 2000 Stock Incentive Plan (the "Plan") is intended to benefit the stockholders of ACTV, Inc. (the "Company") by providing a means to attract, retain and reward individuals who can and do contribute to the longer-term financial success of the Company. Further, the recipients of stock-based awards under the Plan should identify their success with that of the Company's shareholders and therefore will be encouraged to increase their proprietary interest in the Company.

b) EFFECTIVE DATE. To serve this purpose, the Plan will become effective upon its approval by the affirmative vote of a majority of the votes cast at the Company's 2000 Annual Meeting of Stockholders.

2.  ADMINISTRATION

a) COMMITTEE. The Plan shall be administered by a Committee, appointed by the Board of Directors of the Company (the "Board"), which shall consist of no less than two of its members, all of whom shall not be employees of the Company (the "Committee"). The Committee may delegate certain responsibilities and powers to any executive officer or officers selected by it. Any such delegation may be revoked by the Committee at any time.

b) POWERS AND AUTHORITY. The Committee's powers and authority include, but are not limited to: (i) selecting individuals, who are either employees of the Company and any subsidiary of the Company or other entity in which the Company has a significant equity or other interest as determined by the Committee, or non-employee members of the Board or independent consultants or other persons who perform services for or on behalf of the Company, to receive awards; (ii) determining the types and terms and conditions of all awards granted, including performance and other earnout and/or vesting contingencies; (iii) permitting transferability of awards to eligible third parties; (iv) interpreting the Plan's provisions; and (v) administering the Plan in a manner that is consistent with its purpose. The Committee's decision in carrying out the Plan and its interpretation and construction of any provisions of the

Plan or any award granted or agreement or other instrument executed under it shall be final and binding upon all persons. No members of the Board shall be liable for any action or determination made in good faith in administering the Plan.

c) AWARD PRICES. All awards denominated or made in shares of Common Stock of the Company (the "Shares") shall use as the per Share price the last sale price of a Share as reported by the principal exchange on which the Shares are traded or listed for trading, on the applicable date as determined by the Committee, or if Shares are not traded on such date, the last sale price on the next preceding day on which such Shares are traded. The applicable date shall be the day on which the award is granted (or other Plan transaction occurs), except that the Committee may provide that the applicable date may be (i) the day on which an award recipient was hired, promoted or such similar singular event occurred, provided that the grant of such award occurs within 90 days following such applicable date; or (ii) in the case of a stock option or stock appreciation right granted retroactively in tandem with or as a substitution for another previously granted stock option or stock appreciation right, the applicable date for such prior award.

3.  SHARES SUBJECT TO THE PLAN AND ADJUSTMENTS

a) MAXIMUM SHARES AVAILABLE FOR DELIVERY. Subject to adjustments under Section 3(d), the maximum number of Shares that may be delivered to participants and their beneficiaries under the Plan shall be equal to the sum of (i) 4,000,000; and (ii) any Shares that are represented by awards previously granted whether under a prior plan of the Company or otherwise, which are forfeited, expire or are canceled without the delivery of Shares or which result in the forfeiture of Shares back to the Company. In addition, any Shares delivered under the Plan or any prior plan of the Company which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the Plan. Any Shares covered by an award (or portion of an award) granted under the Plan or any prior plan of the Company, which is forfeited or canceled, expires or is settled in cash, including the settlement of tax withholding obligations using Shares, shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Likewise, if any stock option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment for such exercise under this Plan or any prior plan of the Company, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Further, Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Plan. In addition, shares available for delivery in settlement of awards under the Plan may be increased by the Board by the number of shares purchased or acquired by the Company using amounts equivalent to the cash proceeds received by the Company from the exercise of stock options, granted under any plan of the Company, occurring after January 1, 2000.

b) OTHER PLAN LIMITS. Subject to adjustment under Section 3(d), the following additional maximums are imposed under the Plan. The maximum number of Shares that may be issued in connection with stock options intended to comply with
Section 422 or any other similar provision of the Internal Revenue Code ("incentive stock options") shall be 4,000,000. If a payment under Section 4(d) is made in Shares, the value of such Shares for determining this maximum individual payment amount will be the closing price of a Share on the first day of the applicable performance period. A specified performance period for purposes of this performance goal payment limit shall not exceed a sixty (60) consecutive month period.

c) PAYMENT SHARES. Subject to the overall limitation on the number of Shares that may be delivered under the Plan, the Committee may, in addition to granting awards under Section 4, use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including those of any entity acquired by the Company.

d)  ADJUSTMENTS FOR CORPORATE TRANSACTIONS.

(i) The Committee may determine that a corporate transaction has affected the price per Share such that an adjustment or adjustments to outstanding awards are required to preserve (or prevent enlargement of) the benefits or potential benefits intended at time of grant. For this purpose a corporate transaction will include, but is not limited to, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other similar occurrence. In the event of such a corporate transaction, the Committee shall, in such manner as the Committee deems equitable, adjust (i) the number and kind of shares which may be delivered under the Plan pursuant to Sections 3(a) and 3(b); (ii) the number and kind of shares subject to outstanding awards; and (iii) the exercise price of outstanding stock options and stock appreciation rights.

(ii) In the event that the Company is not the surviving company of a merger, consolidation or amalgamation with another company, or in the event of a liquidation or reorganization of the Company, and in the absence of the surviving corporation's assumption of outstanding awards made under the Plan, the Committee may provide for appropriate adjustments and/or settlements of such grants either at the time of grant or at a subsequent date. The Committee may also provide for adjustments and/or settlements of outstanding awards as it deems appropriate and consistent with the Plan's purpose in the event of any other change-in-control of the Company.

4.  TYPES OF AWARDS

a) GENERAL. An award may be granted singularly, in combination with another award(s) or in tandem whereby exercise or vesting of one award held by a participant cancels another award held by the participant. Subject to the limitations of Section 2(c), an award may be granted as an alternative to or replacement of an existing award under the Plan or under any other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company. The types of awards that may be granted under the Plan include:

b) STOCK OPTION. A stock option represents a right to purchase a specified number of Shares during a specified period at a price per Share which is no less than one hundred percent (100%) of the per Share amount stipulated by Section 2(c). A stock option may be in the form of an incentive stock option or in another form that may or may not qualify for favorable federal income tax treatment. The Shares covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time-to-time permit, including (i) tendering (either actually or by attestation) Shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; (iii) by converting Shares subject to Options granted hereunder having a value equal to the exercise price of the Options being exercised on such terms and conditions as the Committee determines; or (iv) any combination of the above.

c) STOCK APPRECIATION RIGHT. A stock appreciation right is a right to receive a payment in cash, Shares or a combination, equal to the excess of the aggregate market price at time of exercise of a specified number of Shares over the aggregate exercise price of the stock appreciation right being exercised. The longest term a stock appreciation right may be outstanding shall be 11 years. Such exercise price shall be based on one hundred percent (100%) of the per Share amount stipulated by Section 2(c).

d) STOCK AWARD. A stock award is a grant of Shares or of a right to receive Shares (or their cash equivalent or a combination of both) in the future. Stock awards shall be earned and vest in accordance with provisions established by the Committee and shall be governed by whatever conditions, restrictions and contingencies the Committee shall determine. These may include continuous service and/or the achievement of performance goals. The performance goals that may be used by the Committee for such awards shall consist of: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, market share, shareholder return and/or value, stock price, working capital and growth rates for each of the foregoing. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial performance appearing in the Company's annual report to shareholders for the applicable year.

e) CASH AWARD. A cash award is a right denominated in cash or cash units to receive a cash payment, based on the attainment of pre-established performance goals and, subject to whatever vesting period and such other conditions, restrictions and contingencies as the Committee shall determine. The performance goals that may be used by the Committee for such awards shall be those set forth in Section 4(d).

f) DEFERRED STOCK AWARD. A Deferred Stock Award is a grant of Shares ("Deferred Stock") to be received, under an award made pursuant to this Section 4(f) at the end of a specified Deferral Period (as hereinafter defined). Deferred Stock may be awarded either alone or in addition to or in tandem with other awards granted under the Plan. The Committee shall determine the eligible persons to whom and the time or times at which Deferred Stock shall be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (the "Deferral Period") during which, and the conditions under which, receipt of the Deferred Stock will be deferred, and all the other terms and conditions of the awards. The Committee may condition the grant of the Deferred Stock upon the attainment of specified Performance Objectives or such other factors or criteria as the Committee shall determine. Each Deferred Stock award shall be subject to the following terms and conditions:

         (i) Subject to the provisions of this Plan and Deferred Stock agreement referred to in Section 4(f)(vii) below, Deferred Stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or the Additional Deferral Period referred to in Section 4(f)(vi) below, where applicable), share certificates shall be delivered to the participant, or his legal representative, in a number equal to the shares of Stock covered by the Deferred Stock award.

         (ii) As determined by the Committee at the time of award, amounts equal to any dividends declared during the Deferral Period (or the Additional Deferral Period referred to in Section 4(f)(vi) below, where applicable) with respect to the number of shares covered by a Deferred Stock award may be paid to the participant currently or deferred and deemed to be reinvested in additional Deferred Stock.

         (iii) Subject to the provisions of the Deferred Stock agreement referred to in Section 4(f)(vii) below and this Section 4, upon termination of participant's employment with the Company or any Subsidiary for any reason during the Deferral Period (or the Additional Deferral Period referred to in Section 4(f)(b)(vi) below, where applicable) for a given award, the Deferred Stock in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at the time of grant.

         (iv) The Committee may, after grant, accelerate the vesting of all or any part of any Deferred Stock award and/or waive the deferral limitations for all or any part of a Deferred Stock award.

         (v) In the event of hardship or other special circumstances of a participant whose employment with the Company or any Parent or Subsidiary is involuntarily terminated (other than for Cause (as hereinafter defined)), the Board or the Committee, as the case may be, may waive in whole or in part any or all of the remaining deferral limitations imposed hereunder or pursuant to the Deferred Stock agreement referred to in Section 4(f)(vii) below with respect to any or all of the participant's Deferred Stock.

         (vi) A participant may make a request to the Committee to defer the receipt of an award (or an installment of an award) for an additional specified period or until a specified date or until a specified event (the "Additional Deferral Period"). Subject to any exceptions adopted by the Committee such request must be made at least one year prior to expiration of the Deferral Period for such Deferred Stock award (or such installment).

         (vii) Each Deferred Stock award shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and the participant.

         (viii) For purposes of this Plan, "Cause" shall mean (1) the conviction of the participant of a felony under Federal law or the law of the state in which such action occurred, or (2) engaging in conduct that constitutes activity in competition with the Company. In addition, with respect to an option granted to an employee of the Company or a Subsidiary, for purposes of this Plan, "Cause" shall also include any definition of "Cause" contained in any employment agreement between the participant and the Company or Subsidiary, as the case may be.

5.  AWARD SETTLEMENTS AND PAYMENTS

a) DIVIDENDS AND DIVIDEND EQUIVALENTS. An award may contain the right to receive dividends or dividend equivalent payments that may be paid either currently or credited to a participant's account. Any such crediting of dividends or dividend equivalents or reinvestment in Shares may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

b) PAYMENTS. Awards may be settled through cash payments, the delivery of Shares, the granting of awards or combination thereof as the Committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Share equivalents.

6.  PLAN AMENDMENT AND TERMINATION

a) AMENDMENTS. The Board may amend this Plan as it deems necessary and appropriate to better achieve the Plan's purpose provided, however, that: (i) the Share and other award limitations set forth in Sections 3(a) and 3(b) cannot be increased, (ii) the minimum stock option and stock appreciation right exercise prices set forth in Sections 2(c) and 4(b) and (c) and the performance measures set forth in Section 4(d) cannot be changed unless such a Plan amendment is properly approved by the Company's stockholders.

b) PLAN SUSPENSION AND TERMINATION. The Board may suspend or terminate this Plan at any time. Any such suspension or termination shall not of itself impair any outstanding award granted under the Plan or the applicable participant's rights regarding such award.

7.  MISCELLANEOUS

(a) NO INDIVIDUAL RIGHTS. No person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or to perform services for the Company, any subsidiary or related entity. The right to terminate the employment of or performance of services by any Plan participant at any time and for any reason is specifically reserved to the employing entity.

b) UNFUNDED PLAN. The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or beneficiary of a participant. To the extent any person holds any obligation of the Company by virtue of an award granted under the Plan, such obligation shall merely constitute a general unsecured liability of the Company and accordingly shall not confer upon such person any right, title or interest in any assets of the Company.

c) OTHER BENEFIT AND COMPENSATION PROGRAMS. Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate.

d) NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any award, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled.

e) GOVERNING LAW. The validity, construction and effect of the Plan and any award, agreement or other instrument issued under it shall be determined in accordance with the laws of the state of Delaware without reference to principles of conflict of law.

PROXY BY MAIL

Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

This Proxy is solicited on behalf of ACTV, Inc.'s Board of Directors.

                                                     FOR      WITHHELD
1.       To elect two Class I directors              ALL      FOR ALL  ABSTAIN
         to hold office for a term of
         three years.

Nominees:

         01       Bruce Crowley
         02       Melvyn Klein

INSTRUCTION: To withhold authority to vote for any individual, write that nominee's name in the space provided below.

2.       To approve the proposal to                  FOR      AGAINST  ABSTAIN
         amend the Company,s Restated
         Certificate of Incorporation

3.       To adopt the Company's 2000                 FOR      AGAINST  ABSTAIN
         Stock Option Plan.

4.       To ratify the appointment of                FOR      AGAINST  ABSTAIN
         Deloitte & Touche, LLP as
         the Company's independent
         certified public accountants.

5. In their discretion, upon such other matter or matters that may properly come before the meeting, or any adjournments thereof.

         The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

Please mark, sign and mail your proxy promptly in the envelope provided.

 -------------------------------------------------------------------------------
   | IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS BELOW. |

 -------------------------------------------------------------------------------


                      ----------------------------------------
                      |                                     |
                      |    COMPANY NUMBER:
                      |                                     |
                      |     PROXY NUMBER:
                      |                                     |
                      |    ACCOUNT NUMBER:

                      |                                     |
                     -----------------------------------------

Signaturee_______________________Signature_______________________ Date_________

Note: Please sign exactly as name appears in the Company's records. Joint owners should each sign. When signing as attorney, executor or trustee, please give title as such.

 -------------------------------------------------------------------------------

              ----------------------------------------------------
              | ^FOLD AND DETACH HERE AND READ THE REVERSE SIDE^ |

              ----------------------------------------------------


                       LOGO     VOTE BY INTERNET         LOGO

                                   ACTV, INC.

|_| You can now vote your shares electronically through the Internet.
|_| This eliminates the need to return the proxy card.
|_| Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
www.actv.com

Have your proxy card in hand when you access the above Website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

                           TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

                  PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED
                                 ELECTRONICALLY

          GENERAL PROXY - ANNUAL MEETING OF STOCKHOLDERS OF ACTV, INC.

         The undersigned hereby appoints William C. Samuels, with full power of substitution, proxy to vote all of the shares of Common Stock of the undersigned and with all of the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of ACTV, Inc., to be held at the Warwick Hotel, 65 West 54th Street, New York, New York on May 19, 2000 at 9:30 a.m., and at all adjournments thereof, upon the matters specified on the reverse side, all as more fully described in the Proxy Statement dated April 5 2000 and with the discretionary powers upon all other matters which come before the meeting or any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)

      ---------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

EXHIBIT A

                                   ACTV, INC.

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION


     ACTV, INC, a corporation organized and existing under and by virtue of the Delaware General Corporation Law, whose Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 24, 1989.

       FIRST: That at a duly called meeting of the Board of Directors of ACTV, Inc. (the "Corporation"), the directors adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation declaring said amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for consideration thereof. The proposed amendment calls for an amendment to the fourth provision of the articles of incorporation so it should read as follows:

          "FOURTH: (A) The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred One Million (201,000,000) shares, divided into classes as follows:

                 (1) Two Hundred Million (200,000,000) shares of Common Stock, $0.10 per share (hereinafter called the "Common Stock");

                 (2) One Million (1,000,000) shares of Preferred Stock, $0.10 per share (hereinafter called the "Preferred Stock"), to be issued in series.


                  (B) The following is a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations or restrictions, in respect of the Preferred Stock of the Corporation;

               The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series; and that authority is hereby expressly granted to the Board of Directors of the Corporation to fix, subject to the provisions herein set forth, before issusance of any shares of a particular series, the number, designation and relative rights, (a) voting rights, if any, which may include the right to vote together as a single class with the common stock and any other series of the Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (b) the dividend rate per annum, if any and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (c) the amount or amounts payable upon such voluntary of involuntary liquidation, (d) the redemption price or prices, if any, and the terms and conditions of the redemption, (e) sinking fund provisions, if any, for the redemption or purchase of such shares, (f) the terms and conditions on which such shares are convertible, in the event the shares have conversion rights, and (g) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board of Directors pursuant to the Delawre GCL."

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, an Annual Meeting of the Stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statue were voted in favor of the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

      FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by its Secretary this ______ day of ___________ under penalties of perjury.



                                   ACTV, Inc.



                                   By ___________________________